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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HEADWATERS INCORPORATED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

10701 South River Front Parkway, Suite 300
South Jordan, Utah 84095

January 6, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Thursday, February 26, 2015, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of our operations and an opportunity for you to ask questions.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On or about January 12, 2015, we will mail to our stockholders a Notice containing instructions on how to access our 2015 proxy statement and other proxy materials and vote online. The Notice contains instructions on how you can receive a paper copy of the proxy statement and other proxy materials.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you request a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Sincerely,
/s/ KIRK A. BENSON Kirk A. Benson Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on Thursday, February 26, 2015

Our Proxy Statement, 2014 Annual Report and 2014 Form 10-K are available at https://materials.proxyvote.com/42210P.

10701 South River Front Parkway, Suite 300
South Jordan, Utah 84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 26, 2015

To the Stockholders of Headwaters Incorporated:

        The 2015 Annual Meeting of Stockholders of Headwaters Incorporated, a Delaware corporation, will be held on Thursday, February 26, 2015, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the following purposes:

  1.
  To elect one Class II director to serve until the 2017 annual meeting and two Class III directors to serve until the 2018 annual meeting, or until their successors are duly elected and qualified;

  2.
  To ratify the selection by the Board of Directors of BDO USA, LLP as the independent auditors of Headwaters for the fiscal year ending September 30, 2015;

  3.
  To reapprove the Headwaters 2010 Incentive Compensation Plan;

  4.
  To have an advisory vote to approve executive compensation; and

  5.
  To transact such other business as may properly come before the annual meeting and any and all adjournments or postponements thereof.

        Our Board of Directors has chosen the close of business on December 31, 2014 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you request a copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors,
/s/ HARLAN M. HATFIELD Harlan M. Hatfield Secretary

January 6, 2015

Your Vote Is Important!

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on February 26, 2015

GENERAL INFORMATION

        This proxy statement is being furnished to the stockholders of Headwaters Incorporated, in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters for use at Headwaters' Annual Meeting of Stockholders and any and all adjournments or continuations of the annual meeting, to be held Thursday, February 26, 2015, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. On or about January 12, 2015, we will mail to our stockholders a Notice containing instructions on how to access our 2015 proxy statement and other proxy materials and vote online. Stockholders may receive a copy of the proxy statement and other proxy materials by mail upon request.

        When we use "Headwaters," "we," "us," "our" or the "Company," we are referring to Headwaters Incorporated.

        This proxy statement along with our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our Annual Report to Stockholders are also available at https://materials.proxyvote.com/42210P.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

        You have received a Notice referring to this proxy statement and our other proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (SEC) and that is designed to assist you in voting your shares. As permitted by SEC rules, we are making this proxy statement and other proxy materials available to our stockholders electronically via the Internet. On or about January 12, 2015, we will mail to our stockholders of record as of the close of business on December 31, 2014 a Notice containing instructions on how to access this proxy statement and other proxy materials online. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and other proxy materials. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

What is the purpose of the annual meeting?

        At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of three directors; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the "independent auditors"); reapproval of the 2010 Incentive Compensation Plan; and an advisory (that is, nonbinding)

vote to approve executive compensation. An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

        All stockholders of record at the close of business on December 31, 2014, the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

        Stockholders will vote on four proposals at the annual meeting:

  •
  the election of three directors;

  •
  the ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2015;

  •
  the reapproval of Headwaters' 2010 Incentive Compensation Plan; and

  •
  an advisory vote to approve executive compensation.

What are the Board's recommendations?

        Our Board recommends that you vote:

  •
  FOR election of the nominated directors;

  •
  FOR ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2015;

  •
  FOR reapproval of the 2010 Incentive Compensation Plan; and

  •
  FOR approval of the compensation of our named executive officers.

Will there be any other business on the agenda?

        The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

        Only stockholders of record at the close of business on December 31, 2014, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 73,686,067 shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the "stockholder of record." The Notice containing instructions on how to access the proxy materials online has been sent directly to you by us.

        Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the Notice.

How do I vote my shares?

        Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—Stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

  •
  By Mail—If you requested your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on February 25, 2015.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the annual meeting in order to vote.

        If you vote by proxy, the individuals named on the proxy card (your "proxies") will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

  •
  FOR the election of the three nominees for director;

  •
  FOR the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2015;

  •
  FOR the reapproval of the 2010 Incentive Compensation Plan; and

  •
  FOR the approval of the compensation of our named executive officers.

        You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Corporate Secretary. Your most current proxy card or telephone or Internet proxy is the one that is counted.

        Each share of common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is December 31, 2014. As of that date, there were 73,686,067 shares of our common stock outstanding.

What constitutes a quorum?

        A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker "non-vote" and what is its effect on voting?

        If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a "broker non-vote." Broker non-votes will not be counted for the purpose of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal, so a broker non-vote will not otherwise affect the outcome of the vote on any of the proposals to be considered at the annual meeting.

        Proposal 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is required to approve each item?

  •
  For Proposal No. 1 (election of directors), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For Proposal No. 2 (ratification of independent auditors), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For Proposal No. 3 (reapproval of the 2010 Incentive Compensation Plan), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For Proposal No. 4 (advisory vote to approve executive compensation), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

        For all proposals, stockholders may vote For, Against or Abstain. If you Abstain from voting on Proposal No. 1, it will have no effect on the election of directors. If you Abstain from voting on Proposals No. 2, 3 or 4, the abstention will have the same effect as an Against vote.

        Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

        Our Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted "for" a director nominee must exceed the number of votes "against" that nominee in order for that nominee to be elected. Only votes "for" or "against" are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on our Board as a "holdover director." However, our Bylaws provide that directors may be nominated for re-election only if the incumbent candidate has tendered, prior to the mailing of the proxy statement, an irrevocable resignation that will be effective upon the failure of the director to receive the required vote at the Annual Meeting and acceptance by the Board of such resignation. The Board must fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, such an irrevocable resignation. The nominees for director have tendered such irrevocable resignations.

        Under our Corporate Governance Guidelines, in the event any director nominee receives a greater number of votes "against" his or her election than votes "for" such election, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation) will promptly consider the resignation offer and recommend to the full Board whether to accept it. In reaching its decision, the Committee may consider any factors it considers relevant, including, without limitation: (i) any stated reasons why stockholders voted "against" the election of the director; (ii) the length of service and qualifications of the director; (iii) the director's past and expected future contributions to Headwaters; (iv) the overall composition of the Board; (v) whether accepting the tendered resignation would cause Headwaters to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws with respect to Board or committee composition; and (vi) whether the resignation of the director could result in the triggering of change of control or similar provisions under any contract by which we are bound or any of our benefit plans, and if so, the potential impact thereof. In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation, including alternatives for curing the underlying cause of the "against" votes, if known.

How will shares of common stock represented by properly executed proxies be voted?

        All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board's recommendations on the items listed in the Notice of Annual Meeting. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

        Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by:

  •
  filing with us a written notice of revocation of your proxy,

  •
  submitting a properly signed proxy card bearing a later date,

  •
  voting over the Internet or by telephone, or

  •
  voting in person at the annual meeting.

What does it mean if I receive more than one Notice?

        If your shares are registered under different names or are in more than one account, you may receive more than one Notice. To ensure that all your shares are voted, please vote by telephone or through the Internet using each personal identification number you are provided on the forms of Notice you receive. If you request proxy materials to be mailed to you, you will need to complete, sign and date the multiple proxy cards relating to your multiple accounts. We encourage you whenever possible to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company.

Who paid for this proxy solicitation?

        The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

How do I learn the results of the voting at the annual meeting?

        Preliminary results will be announced at the annual meeting. Final results will be published in a Current Report on Form 8-K filed with SEC within four business days of the annual meeting.

How are proxies solicited?

        In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

        We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

What is "householding"?

        "Householding" means that we deliver a single set of proxy materials when requested to households with multiple stockholders, provided certain conditions are met. Householding reduces our printing and mailing costs.

        If you or another stockholder of record sharing your address would like to receive an additional copy of the proxy materials, we will promptly deliver it to you upon your request in one of the following manners:

  •
  by sending a written request by mail to:
  Sharon Madden, Vice President of Investor Relations
  Headwaters Incorporated
  10701 South River Front Parkway, Suite 300
  South Jordan, UT 84095

  •
  by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

        If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

Can I receive future stockholder communications electronically through the Internet?

        Yes. You may elect to receive future notices of meetings, proxy statements and other proxy materials electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

        Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What are the requirements for presenting stockholder proposals?

        Stockholders may submit proposals on matters appropriate for stockholder action at our annual meeting consistent with regulations adopted by the SEC and our Bylaws. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting, we must receive them not later than September 19, 2015 or such later date as we may specify in our SEC filings. Your proposals should be addressed to Headwaters at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

        We anticipate that proxies solicited in connection with our 2016 annual meeting will confer discretionary authority to vote on matters, among others, of which we do not receive notice prior to September 19, 2015.

        In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder making the proposal. For example, to be presented at the 2015 Annual Meeting, such a proposal must have been received by the Corporate Secretary on or after November 28, 2014 but no later than December 28, 2014. No proposals were received during this period. In the event that less than 75 days' notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder must be received not later than the earlier of the following two dates: (a) the close of business on the 15th day following the day on which notice of the date of the scheduled annual meeting was mailed or public disclosure was made, or (b) two days prior to the date of the scheduled meeting. Our Bylaws can be found at www.headwaters.com.

Whom may I contact for further assistance?

        If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, our Vice President of Investor Relations:

  •
  by mail, to:
  Sharon Madden, Vice President of Investor Relations
  Headwaters Incorporated
  10701 South River Front Parkway, Suite 300
  South Jordan, UT 84095

  •
  by telephone, at 1-800-316-6214.

EXECUTIVE OFFICERS

        The following table sets forth:

  •
  the names of our current executive officers,

  •
  their ages as of the record date for the annual meeting, and

  •
  the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	64	Chief Executive Officer and Chairman of the Board	1999
Donald P. Newman	50	Chief Financial Officer	2010
Harlan M. Hatfield	54	Vice President, General Counsel and Secretary	1998
Murphy K. Lents	63	President, Headwaters Siding and Roofing Group	2012
William H. Gehrmann, III	58	President, Headwaters Heavy Construction Materials	2004
Bobby L. Whisnant	57	President, Headwaters Block Division	2012
Brent A. Spann	42	President, Headwaters Stone Division	2014

        See "Proposal No. 1—Election of Directors" for biographical information regarding Mr. Benson.

        Donald P. Newman was appointed as our Chief Financial Officer on December 8, 2010. Mr. Newman served as Interim Chief Financial Officer or Vice President—Corporate Controller of Boart Longyear Limited from October 2006 to December 2010. Boart Longyear is the world's leading integrated drilling services and minerals industry manufacturing company providing goods and services to mining companies. From January 2004 to October 2006, Mr. Newman was Vice President—Corporate Controller and Chief Accounting Officer of ACI Worldwide, Inc., a provider of electronic payment software and services, and prior to that time served in various financial positions with NRG Energy, Inc. Mr. Newman graduated from the University of Minnesota (Duluth) in 1987.

        Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included project development, intellectual property, licensing, strategic business acquisitions, divestitures, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

        Murphy K. Lents was appointed President of Headwaters Siding and Roofing Group in August 2014. Previously, beginning in April 2008, Mr. Lents served as President of Headwaters Stone Division. Mr. Lents joined Headwaters as President of Headwaters Construction Materials in July 2004 following Headwaters' acquisition of Southwest Concrete Products, LP, a company Mr. Lents co-founded in 1997 which grew to become a large concrete products company in Texas. Prior to 1997, Mr. Lents co-founded and was President of Independent Gas Company, a retail propane distributor in Texas, for four years, worked as chief financial officer of a Houston real estate developer for six years, was an executive with Beacon Management, a venture capital firm, for two years, and was employed in banking for five years with J.P. Morgan and Company. Mr. Lents received his B.A. degree from Rice University in English and Spanish Literature in 1973 and his MBA from the Wharton School of the University of Pennsylvania in 1975.

        William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors since 1985 and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems.

Mr. Gehrmann has worked in the coal combustion products industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

        Bobby L. Whisnant was appointed President of Headwaters Block Division in September 2008. Mr. Whisnant has more than 35 years of experience in the concrete products industry. In 1997, Mr. Whisnant co-founded and was Vice President of Southwest Concrete Products, LP, which was acquired by Headwaters in July 2004 and which is now a leading concrete products company in Texas. Prior to 1997, Mr. Whisnant held the position of Vice-President at Cordell Brick, a concrete masonry and brick manufacturer, and worked as Vice-President at Eagle Lake Concrete, another concrete masonry manufacturer. Mr. Whisnant is responsible for directing Headwaters' Block Division operations in the Texas and Louisiana markets, and has been instrumental in the introduction of new leadership strategies, new product lines, business acquisitions and other market expansions. Mr. Whisnant attended Alpena Community College and holds several certifications from leading concrete technology institutions. He sits on the boards of directors for the National Concrete Masonry Association and the Texas Masonry Council, and is a board member of the Concrete Products Group.

        Brent A. Spann was appointed President of the Headwaters Stone Division in August 2014. Mr. Spann joined Headwaters in July 2004 as Vice President of Marketing & Product Development for Eldorado Stone and his most recent position was Vice President of Sales & Marketing for the Headwaters Stone Division. Mr. Spann played an instrumental role in the development and introduction of numerous new products and brand extensions. His industry-leading market and brand strategies for Eldorado Stone contributed to securing a leading market position in the manufactured stone industry. Prior to joining Headwaters, Mr. Spann was employed by Dacor Appliances as Marketing/Brand Manager and a member of the Senior Management Strategy Team. Mr. Spann received his B.S. degree in Business Administration with specializations in Marketing & Professional Selling from California Polytechnic University in 1995.

CORPORATE GOVERNANCE

        We uphold a set of basic values to guide our actions and are committed to maintaining high standards of business conduct and corporate governance. We have adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees and Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com. We will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers.

Board Leadership Structure and Independence

        The Board of Directors is currently divided into three classes, currently comprised of three Class I directors, two Class II directors and two Class III directors. Our directors hold office until the end of their respective terms, normally a three-year period, or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

        Our Board leadership structure is currently comprised of i) a combined Chairman of the Board of Directors and Chief Executive Officer, ii) a Vice Chairman and lead independent Director, and iii) independent Chairmen for each of our three standing Board committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee.

        From time to time, the Nominating and Corporate Governance Committee and the entire Board review the Company's leadership structure, including the positions of Chairman of the Board and Chief Executive Officer. Mr. Kirk A. Benson currently serves as both Chairman of the Board and Chief Executive Officer. Over the last ten years, we have undergone a dramatic change in our business from alternative energy to a building products company. Mr. Benson has led this transition and is intimately familiar with our history, current business, and objectives for the future. Our Board believes it is appropriate to continue this combined role, which provides continuity to the management of the Company as we continue this transition. By serving as both our Chairman and Chief Executive Officer, Mr. Benson is able to provide strong and consistent leadership, vision and direction as we pursue our plans. In addition, our Board believes that its information flow, meetings, deliberations, and decision making processes are more focused, efficient, and effective than if the Chairman and Chief Executive Officer roles were separated.

        Our Chairman is assisted by a strong, independent Vice Chairman. Mr. James A. Herickhoff currently serves as our Vice Chairman and lead independent Director and has served in these capacities since 1999 and 2001, respectively. As our Vice Chairman, Mr. Herickhoff has the following responsibilities, among others:

  •
  chairing meetings of our Board in the absence of the Chairman and Chief Executive Officer or when it is deemed appropriate in light of the Chairman's management role;

  •
  chairing and setting the agenda for executive sessions of the non-management and independent directors at each regularly scheduled meeting of our Board, and more often as necessary;

  •
  advising on the agenda, information flow, and schedule of meetings for our Board based on input from directors;

  •
  providing feedback to the Chairman and Chief Executive Officer on corporate and Board strategies and, when requested, helping facilitate communications among board members and the Chief Executive Officer; and

  •
  overseeing the evaluation of our Chief Executive Officer.

        The Board of Directors has determined that each of Thomas N. Chieffe, R Sam Christensen, Blake O. Fisher, Jr., James A. Herickhoff, Malyn K. Malquist and Sylvia Summers has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the New York Stock Exchange, and that each of our standing Board committees is independent and satisfies the relevant SEC or New York Stock Exchange independence requirements for members of such committees. The Board of Directors from time to time reevaluates director independence as warranted by the circumstances. Each of our three standing committees plays an important role in the governance and leadership of our Board. Each is chaired by an independent director and all committee members are independent. The Board of Directors has adopted written charters for each of its three standing Board committees and new directors participate in orientation and training following their appointment to the Board.

Committees of the Board of Directors

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Fisher as chair, Messrs. Christensen and Herickhoff, and Ms. Summers. This committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management. The charter of the Nominating and Corporate Governance Committee is available at www.headwaters.com.

        Audit Committee.    The Audit Committee currently consists of Mr. Christensen as chair, and Messrs. Chieffe, Fisher and Malquist, each of whom the Board of Directors has determined is an "audit committee financial expert" as defined under SEC rules. Each member of the committee is an independent director. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. The Audit Committee's report appears below. BDO USA, LLP (BDO), our independent auditors, reports directly to the Audit Committee. The charter of the Audit Committee is available at www.headwaters.com.

        Compensation Committee.    The Compensation Committee currently consists of Mr. Malquist as chair, Messrs. Chieffe and Herickhoff, and Ms. Summers. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO's compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers our incentive compensation plans and authorizes awards granted under the plans. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears below. The charter of the Compensation Committee is available at www.headwaters.com.

        The Compensation Committee directly engaged Strategis as compensation consultants to provide market data and to advise it and management about the design of the compensation program, including methods of compensation, commonly used metrics to measure performance, best practices for compensation delivery and the structure of various compensation elements. The consultants also gather, prepare and provide data for external market comparisons in the areas of base compensation, total annual cash compensation, and long-term compensation and meet with the Committee to present findings and recommendations.

Board Oversight of Risk

        Our Board of Directors oversees risk to help ensure a successful business at Headwaters. While the Chairman and Chief Executive Officer, Chief Financial Officer, business unit presidents, and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board of Directors is responsible for appropriate risk oversight and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, legal risks, and operational risks.

        The Board believes that its leadership structure facilitates its oversight of risk by combining independent leadership, through the Vice Chairman and lead independent director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Chief Executive Officer who has detailed knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer's in-depth understanding of these matters and involvement in the day-to-day management of the Company positions him to promptly identify and raise key risks to the Board and focus the Board's attention on areas of concern. The Vice Chairman, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the non-management directors and the Chairman and Chief Executive Officer, which enhances risk oversight.

        The Board of Directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spends a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee's risk oversight and related activities through frequent non-member attendance at committee meetings and committee meeting minutes available to all directors. Strategic, operational and competitive risks are presented and discussed at the Board's regular quarterly meetings. On at least an annual basis, the Board conducts a review of our long-term strategic plans and the presidents of each business unit and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal matters. As needed between Board meetings, our Chairman and Chief Executive Officer provides written reports to the Board on the critical issues we face and the recent developments in our business units, including identified risks.

        The Audit Committee is responsible for reviewing our financial risks. The Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, internal auditor, General Counsel, other members of senior management and the independent auditors to discuss our major financial risk exposures, financial reporting, internal controls, and credit and liquidity risk. The Audit Committee meets regularly in separate executive session with the independent auditors and our internal auditor to facilitate a full and candid discussion of risk and other issues.

        The Compensation Committee is responsible for overseeing human resources and compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans.

        The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence, ethical and business conduct and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is engaged in overseeing risks associated with succession planning for the Board and management.

Communicating Concerns to Directors

        The non-employee directors have established procedures to enable anyone wishing to communicate with our Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

  •
  E-mailing the directors at directors@headwaters.com, or

  •
  Writing to the directors, at the following address:

    Board of Directors
    Headwaters Incorporated
    c/o Corporate Secretary
    10701 South River Front Parkway, Suite 300
    South Jordan, UT 84095

        The Corporate Secretary will forward any communications related to our accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, together with any other director named in the communication. All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any director upon request.

        The Audit Committee has established procedures for employees who have a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

  •
  E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

  •
  Writing to the Audit Committee, at the following address:

    Chair of the Headwaters Incorporated Audit Committee
    PO Box 4749
    Sedona, AZ 86340-4749

        Communications may be anonymous.

Board and Committee Meetings

        The Board held a total of seven meetings during fiscal 2014. We encourage but do not require Board member attendance at our annual meeting. Two directors, including our Chairman of the Board, attended the 2014 annual meeting.

        The Nominating and Corporate Governance Committee held five meetings in fiscal 2014. The Audit Committee held seven meetings in fiscal 2014. The Compensation Committee held eight meetings in fiscal 2014. Each director attended at least 75% of the aggregate of the total number of Board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

        The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

        The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee, as described in the committee's charter, considers various criteria, including relevant industry experience, general business experience, relevant financial experience, diversity of background and skills, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange. In addition to these factors mandated by the committee charter, directors must have significant interest in serving and be willing and able to make time available to devote to Board activities and to enhance their knowledge of our business. We therefore seek to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to us and our stockholders.

        An example of the process for selecting a new nominee for director occurred in 2012 when the Board and the Nominating and Corporate Governance Committee decided to search for an additional director in order to provide future continuity as some directors approached retirement. The committee developed the desired qualifications for potential director candidates and then undertook a search for qualified individuals, using as guidelines the criteria outlined in the committee's charter. After a pool of potential candidates was developed, which included obtaining a list of potential candidates from the National Association of Corporate Directors (NACD), the committee reviewed resumes and other written information and conducted several rounds of interviews in which other Board members and senior management participated. While the NACD list included Ms. Summers' name, the NACD did not recommend any particular candidates. In November 2012, the Nominating and Corporate

Governance Committee selected Sylvia Summers as a well-qualified candidate to be a new director and the Board ratified the selection. Ms. Summers was offered a seat on the Board effective January 1, 2013, which she accepted, and Ms. Summers was subsequently voted as a director by the stockholders at the 2013 annual meeting.

        In accordance with our Corporate Governance Guidelines, the Board is comprised of three tiers of members with staggered three-year terms. One tier of members is elected each year by our stockholders at the annual meeting. Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. We have used both internal and external resources to assist us in identifying potential director nominees, but have not engaged third parties to evaluate potential director nominees, although we may do so in the future.

        The Committee believes that a classified board structure is in the best interest of the Company's stockholders. It ensures that at any given time there are experienced directors serving on the Board who are familiar with Headwaters' particular businesses, products, markets, opportunities and challenges. The Committee thereby believes that the structure promotes stability, continuity and effective long-term planning. In addition to providing institutional perspective to management and other directors, the Committee believes that a three-year term promotes the independence of non-employee directors.

        To date, we have not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board's slate of nominees in our proxy statement for our annual meeting. However, our stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at our principal executive offices in accordance with the provisions of our Bylaws and as described in the Questions and Answers about the Annual Meeting section under the question, "What are the requirements for presenting stockholder proposals?" The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder and provide a brief summary of the nominee's qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder. Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements. We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The committee will consider all relevant qualifications as well as our needs in terms of compliance with New York Stock Exchange listing standards and SEC rules.

        The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also has reviewed the Company's CEO succession plan.

Nominating and Corporate Governance Committee
Blake O. Fisher, Jr., Chairman R Sam Christensen James A. Herickhoff Sylvia Summers

Audit Committee Report

        The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

        The Audit Committee reviewed with BDO USA, LLP, our independent auditors, which is responsible for expressing an opinion that our consolidated financial statements are presented, in all material respects, in conformity with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 16, Communication with Audit Committees. In addition, the committee has discussed with BDO the firm's independence from Headwaters, including the matters in the letter from BDO required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with BDO's independence.

        The Audit Committee also reviewed management's report on its assessment of the effectiveness of our internal control over financial reporting and BDO's report on the effectiveness of our internal control over financial reporting.

        The Audit Committee discussed with our internal auditors and BDO the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and BDO, with and without management present, to discuss the results of their examinations; their evaluations of our internal control, including internal control over financial reporting; and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management's assessment of the effectiveness of our internal control over financial reporting, together with BDO's reports, be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC. The committee and the Board also have recommended, subject to stockholder approval, the selection of BDO USA, LLP to audit our 2015 consolidated financial statements.

Audit Committee
R Sam Christensen, Chairman Thomas N. Chieffe Blake O. Fisher, Jr. Malyn K. Malquist

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation Policies, Practices and Risk Management

        The Compensation Committee considers potential risks when reviewing and approving both executive level and broad-based compensation programs. We have designed our compensation programs, including our incentive compensation plans, to minimize potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. We believe that our compensation programs do not encourage excessive risk-taking nor create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

SECTION ONE—OVERVIEW AND EXECUTIVE SUMMARY

Financial and Operational Performance

        The Company's financial and operational performance for the fiscal year ended September 30, 2014 represented a continuation of the business improvement reflected in the results of the prior year. In 2014, we continued efforts to aggressively improve our margins and manage our cost structure while focusing attention and efforts toward increased top-line performance.

Fiscal Year 2014 Performance Highlights

        Our fiscal year 2014 highlights include:

  •
  Three-year Total Stockholder Return (TSR) of 105.7%. A third consecutive year of substantial increase in stockholder value and continued TSR performance at or above our peers.  The Company's stock price at the end of fiscal year 2014 was $12.54, compared to a stock price of $8.99 at the end of fiscal year 2013. This marks the third consecutive year of substantial increase in stockholder value with a one-year TSR of 39.5%, a three-year TSR of 105.7%, and a five-year TSR of 26.5%. These results place us significantly above our peers, and resulted in an increase of over $260 million in stockholder value in fiscal year 2014.

  •
  Strong financial performance that is ahead of our peers.  In fiscal year 2014, we continued our growth in revenue and profitability. Our continuing operations performed as well as or better than the median performance of our peer group of companies in several key industry measures, reflecting our operational and financial efficiency:

Metric	Headwaters	Peer Group Median
Return on Equity	16.4%	7.3%
Gross Margin	28.5%	19.3%
Adjusted EBITDA Margin(1)	17.4%	12.5%
Operating Margin	8.4%	7.1%
Revenue growth	12.6%	11.9%

(1)
Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue. See the annex to this proxy statement for our definition of Adjusted EBITDA and a reconciliation of income from continuing operations to Adjusted EBITDA.
  •
  Three consecutive years of increased Adjusted EBITDA margins.  Fiscal year 2014 marked the third consecutive year of increased Adjusted EBITDA margins, with a 90 basis point increase above fiscal year 2013 levels. Revenue growth coupled with strong contribution margins, continuous improvement in efficiency and cost reductions drove another year of improved profitability. (See the annex to this proxy statement for our definition of Adjusted EBITDA and a reconciliation of income from continuing operations to Adjusted EBITDA.)

  •
  Continued reduction of debt leverage.  Through increased profits and cash generation, we reduced our Net-Debt-to-Adjusted EBITDA ratio from 3.3 times to 3.2 times during the fiscal year, even after we raised $150 million in new debt to fund multiple strategic acquisitions. We continue to progress toward our targeted Net-Debt-to-Adjusted EBITDA ratio of 2.5 to 3.0 times. (See the annex to this proxy statement for our definition of Adjusted EBITDA and a reconciliation of income from continuing operations to Adjusted EBITDA.)

Continued Best Practices in Compensation Governance

        In recent years, increased attention has been given to executive compensation, especially the link between executive pay and Company performance. The most recent (February 2014) Management Say on Pay non-binding advisory vote passed by a 96.8% to 2.6% margin (with approximately 0.6% abstaining), which the Compensation Committee (the Committee) believes reflects substantial stockholder support of the efforts of the Committee and management to strengthen the alignment of the executive compensation programs with stockholder interests. The following is a summary of compensation governance best practices employed by the Company:

BEST PRACTICE ELEMENT	OUR PRACTICE
Ratio of performance-based equity awards to time-based equity awards	Our equity awards (including Restricted Stock Units and Stock Appreciation Rights, or SARs) are 100% performance based.
Ratio of performance-based compensation to overall compensation	Approximately 73% of our NEO compensation, including for our CEO, is performance based.
Rigor of performance goals	Our annual incentive plans include performance hurdles that require significant growth in the profit levels of the Company.

The performance goal of our 2014 equity awards was 120% of the grant date stock price before vesting occurs. Similarly, the performance goal of our 2015 equity awards also requires significant growth in the Company's stock price before vesting occurs.

Peer benchmarking practices

We set the combination of our base salaries and target incentive payments at the projected 50th percentile of our peer group of companies, but with upside opportunities and downside risk based on performance.

Financial/operational results

We achieved a one-year total stockholder return (TSR) of 39.5%, a three-year TSR of 105.7% and a five-year TSR of 26.5% (significantly above the median of our peer group) with an increase of over $260 million in aggregate stockholder value in fiscal year 2014. Our other financial measures are also higher than the 50th percentile in our peer group of companies. Our gross margin was 28.5% compared to a peer median of 19.3%. Our Adjusted EBITDA margin was 17.4% compared to a peer median of 12.5%. Our operating margin was 8.4% compared to a peer median of 7.1%.

BEST PRACTICE ELEMENT	OUR PRACTICE
No repricing/replacement of underwater equity grants	We do not permit the repricing or replacement of underwater equity grants such as underwater SARs or stock options.
No excessive perquisites or gross-ups	We do not provide excessive perquisites and do not provide any gross-up rights to our executives or employees.
No executive employment agreements that include excessive change in control provisions	None of our executive employment agreements provide excessive change in control benefits.
No large bonus payouts without justifiable performance linkage	All bonus payments are subject to justifiable performance goals and metrics that that are aligned with the interests of our stockholders.
No egregious pension/supplemental executive retirement plan (SERP) payouts	We provide reasonable 401(k) matching contributions, deferred compensation matching contributions, executive retirement program contributions and SERP benefits.
No excessive severance arrangements	We provide severance arrangements that are within the guidelines of Institutional Shareholder Services (ISS), a stockholder advisory service.
No executives using Company stock in hedging activities	Executives are prohibited by Company policy from using Company stock in hedging arrangements.
No excessive pay differential between CEO and next highest-paid executive officer	The pay ratio between CEO's combined base, bonus and long-term incentive compensation and the next highest paid executive was 3.4 in fiscal year 2014, which we believe is reasonable.
Non-performance-based pay elements are not a majority of compensation	A substantial portion (approximately 73%) of the base, annual bonus and long term incentive compensation of the NEOs of the Company, including of our CEO, is performance based.
No multi-year guaranteed bonuses	Generally, the Company does not guarantee any bonuses for our executives and thus it does not provide any multi-year guaranteed bonuses.
No common performance metric used for short-term and long-term incentive plans	The Company applies different performance metrics under each of our incentive plans in order to balance the short-term and long-term goals of the Company:
• The annual bonus plan metric is Adjusted EBITDA which (above certain hurdles) is compared to the Adjusted EBITDA performance of our peer group of companies to avoid windfall bonuses.
• The LTI equity plan metric is stock price appreciation.

•

The LTI cash plan metrics are stock price and cash flow over a three year period. Awards are adjusted up or down based on stock performance and cash flow during the base year and for the year-over-year changes in cash flow of the Company in years two and three.

BEST PRACTICE ELEMENT	OUR PRACTICE
Clawback policy	The Company has a clawback policy in place.
No high pay opportunities relative to industry peers	The Company has benchmarked executive pay at the 50th percentile of our industry market and peer group of companies, but compensation may be higher or lower based on performance.
No excessive overhang or dilution from equity grants	The Company does not have excessive overhang or dilution from our equity grants.
Compliance with burn rate commitments	The Company's equity grant burn rate was 0.74% in 2014 and is not expected to be more than 0.55% in 2015, both of which are substantially less than the ISS guideline of 2.85% for our industry.
No liberal share recycling	The Company's equity plans do not provide for liberal share recycling.
No liberal definition of a change of control	The change of control provisions in the Company's compensation plans do not include a liberal definition of a change of control.
No single trigger acceleration of vesting

All change of control vesting provisions provide for a double trigger acceleration of vesting (which requires a change of control and the involuntary or constructive termination of the employee's employment), or accelerated vesting if awards are not continued by the successor.

No executive employment agreement term in excess of three years	No executive employment agreement of the Company has a term longer than three years.
Frequent and regular communications with stockholders regarding executive compensation

As further explained below, in Section Six "Interaction with Stockholders," we engaged in efforts to communicate with our stockholders throughout fiscal year 2014. In many of the meetings or calls, the topic of executive compensation was addressed with our stockholders.

        More information on these and other governance practices is included in Section Five "Executive Compensation Governance," and Section Six "Interaction with Stockholders."

Summary of Our Executive Compensation Program

  •
  Our compensation programs focus on pay for performance. The programs utilize short-term and long-term pay-at-risk incentive arrangements which are payable only if financial and individual business objectives are achieved and/or our stock price appreciates. At target performance levels, these pay-at-risk arrangements represent approximately 67% of compensation for our NEOs, including for our CEO.

  •
  Our compensation programs also emphasize the creation of stockholder value. In fiscal year 2014, 70% of the CEO's long-term incentive (LTI) annual value delivery and 60% of the other NEO's LTI annual value delivery was in the form of equity awards (either SARs or Restricted Stock Awards), all of which require higher stock price performance as a condition of vesting. In addition, the cash LTI arrangement (which accounts for the non-equity value delivery for the NEOs) includes a feature that correlates the base year value of the LTI cash performance units with the stock price. The design of the programs aligns the interests of our executives with the interests of our stockholders and encourages the executives to manage the Company with a stockholder's perspective.

  •
  In fiscal year 2014, the cash performance unit LTI awards were revised to implement a three-year performance period. The payouts may be increased or decreased based on the year-over-year Company cash flow in the second and third years of the three-year awards.

  •
  Our compensation programs attract and retain highly motivated and talented executives by requiring and rewarding higher performance that creates value for our stockholders.

  •
  We set all elements of our compensation programs at the median range of our peer group but adjust the compensation up or down based on performance.

  •
  Our executives participate in group benefit programs on the same terms as other salaried employees.

  •
  Our executives have access to a nonqualified deferred compensation plan that allows for voluntary retirement savings on a tax-deferred basis. In fiscal year 2013, the Compensation Committee approved an Executive Retirement Program (ERP) arrangement that allows the Company to make contributions to the deferred compensation accounts of all executives with a long-term service vesting requirement. These ERP contributions have a stand-alone vesting schedule, with partial vesting beginning at age 61 and full vesting at age 65. This ERP arrangement also supports executive talent retention by encouraging motivated and talented executives to continue service through retirement age.

  •
  Our executives have limited perquisites.

SECTION TWO—DETAILS OF OUR EXECUTIVE COMPENSATION PROGRAM

Objectives and Design of Our Executive Compensation Program

        The three major objectives of our executive compensation program and the ways these objectives are achieved are listed in the following table:

COMPENSATION OBJECTIVE	HOW OBJECTIVE IS ACHIEVED
Rewarding executives for sustained financial performance	• Annual incentive plans have Adjusted EBITDA targets that require improved business unit performance over the prior year, and include a comparison with peer performance.
• Annual incentive plans have individual achievement factors that require participant-by-participant accountability for achievement of key financial objectives as well as non-financial objectives.

•

Long-term cash incentive plans have cash flow milestones or targets that require significant cash flow production, and are tied to stock price in the base year to achieve alignment with stockholder interests and are adjusted for cash flow changes to maintain stockholder alignment in years two and three.

Aligning the interests of executives with the interests of stockholders	• Performance-based SAR and restricted stock grant awards represent a large portion of long-term incentives granted to executives, and only vest if there is significant stock price appreciation.
• Stock ownership requirements are in place for all NEOs.
Attracting and retaining highly motivated and talented executives	• All compensation elements are targeted at the 50th percentile of our peer group of companies and, subject to performance, can pay out at higher or lower than the 50th percentile.

•

Pay-for-performance emphasis attracts executives who are innovative and willing to place at risk a larger portion of their compensation that is tied to their own performance, the performance of the Company and creation of stockholder value.

•

SAR grants have multi-year time vesting elements, along with stock appreciation performance hurdles, with forfeiture of unvested awards if an executive leaves within the multi-year performance and vesting period.

• Discretionary bonuses, which are only used on a limited basis, allow for special recognition for exceptional performance.
• Long-term incentive plans require participants to be continuously employed by the Company for a period of at least three years in order to receive 100% of the award value.
• Executive Retirement Plan (ERP) awards vest beginning at age 61 with full vesting at age 65, promoting retention until executives reach retirement age.

Elements of Our Executive Compensation Program

        The various elements of our executive compensation program, along with a brief summary description and purpose of each of the elements, are listed in the following table. A more detailed description of each element follows later in this section.

PROGRAM	DESCRIPTION AND PURPOSE
Annual Compensation
Base Salary (Reflected in the "Salary" column of the Summary Compensation Table)	Annual base salary is a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold.
Annual Bonus (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)	The annual bonus award is a cash incentive to reward employees for achieving Adjusted EBITDA targets and individual goals.
Discretionary Bonus (Reflected in the "Bonus" column of the Summary Compensation Table)	A discretionary bonus is a cash incentive that accommodates, where appropriate, special recognition.
Long-Term Incentives
Restricted Stock (Reflected in the "Stock Awards" column of the Summary Compensation Table)
Restricted stock is granted to strengthen the interest alignment between executives and stockholder and for long-term creation of stockholder value. Restricted stock represented 35% of the annual LTI grant value for the CEO and 30% of the annual LTI grant value for all other NEOs.
Stock Appreciation Rights (Reflected in the "Option Awards" column of the Summary Compensation Table)
SARs, whether cash- or stock-settled, are granted to provide incentive for long-term creation of stockholder value. SARs represented 35% of the annual LTI grant value for the CEO and 30% of the annual LTI grant value for all other NEOs. All SARs granted in fiscal year 2014 are settled in stock.
Cash Performance Units (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)
LTI cash performance units are granted to motivate employees and to reward achievement of cash flow generation. Performance units represented 30% of the annual LTI grant value for the CEO and 40% of the annual LTI grant value for all other NEOs. The cash payments for the performance units are subject to increase or decrease based on stock performance during the base year and the awards are further adjusted for the year-over-year change in cash flow in years two and three of the three-year awards.
Health, Welfare and Retirement Programs (Reflected in the "All other compensation" column of the Summary Compensation Table)
Generally, executives participate in the same health benefit plans that are offered to other salaried employees. Our benefits are market competitive and are designed to help protect the health and welfare of employees and their families as well as provide retirement benefits.

In fiscal year 2013, the Compensation Committee approved an Executive Retirement Program (ERP) arrangement covering approximately 69 executive employees, but not the CEO. This arrangement allows the Company to make contributions to the deferred compensation accounts of all executives. These ERP contributions have a stand-alone vesting schedule, with partial vesting beginning at age 61 and full vesting at age 65. This ERP arrangement enhances executive retention by encouraging executives to continue service through retirement age.

PROGRAM	DESCRIPTION AND PURPOSE
Benefit Plans
Perquisites (Reflected in the "All other compensation" column of the Summary Compensation Table)
Limited perquisites are provided to executives to facilitate job performance and foster customer relationships. Generally, perquisites include Company match of 401(k) and deferred compensation plan contributions, auto allowances, and modest insurance payments.

        In fiscal year 2014, the mix of key compensation elements for the CEO and NEOs are shown below. The charts detail the size (in percentage terms) of each element of compensation. The extracted sections of the charts reflect the performance-based components of compensation. For example, 76.4% of the CEO's compensation is at risk.

Base Salary (Reflected in the "Salary" column of the Summary Compensation Table)

        We consider base salary a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salaries are established using criteria that include the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions from benchmark information and other surveys provided by consultants.

        The CEO's base salary is reviewed annually by the Committee at the beginning of each fiscal year (October 1) and is adjusted to reflect external market equity based on data provided by executive compensation consultants. NEO base salaries are reviewed annually by the CEO and the Committee at the beginning of each fiscal year (October 1), and are adjusted from time to time by the CEO and the Committee to reflect changes in responsibility level, internal equity or external market equity based on data provided by executive compensation consultants. We target base salary to be at the 50th percentile of our peer group of companies. In fiscal year 2014, our NEO base salaries ranged from $287,935 to $720,000, as reflected in the table below:

Named Executive Officer	2013 Base Salary	2014 Base Salary	2013 to 2014 Increase	Percentage of Target Base Salary
Kirk A. Benson, Chief Executive Officer	$663,000	$720,000	8.6%	88%
Donald P. Newman, Chief Financial Officer	$315,187	$338,827	7.5%	86%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$288,922	$310,591	7.5%	86%
Murphy K. Lents, President, Headwaters Stone Group	$282,285	$287,935	2.0%	108%
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$300,888	$300,888	0.0%	103%

        Annual Bonus (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

        In the 2014 fiscal year, we continued an annual bonus plan that establishes bonus pools for each operating group of the Company. The Company has two primary segments; Heavy Construction Materials (which is its own operating group) and Light Building Products. Within Light Building Products, there are three operating groups; Siding, Stone, and Block. Separate bonus pools are also established for the Headwaters Technology Innovations (HTI) group and for corporate executives. Participation in the various bonus pools is reflected in the table below:

Named Executive Officer	Bonus Pool
Kirk A. Benson, Chief Executive Officer	Corporate Bonus Pool
Donald P. Newman, Chief Financial Officer	Corporate Bonus Pool
Harlan M. Hatfield, Vice President, General Counsel and Secretary	Corporate Bonus Pool
Murphy K. Lents, President, Headwaters Stone Group	Stone Group Bonus Pool
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	Heavy Construction Materials Bonus Pool

        The bonus pools are dependent upon the amount of Adjusted EBITDA generated for each of the operating groups. (See the annex to this proxy statement for our definition of Adjusted EBITDA and a reconciliation of income from continuing operations to Adjusted EBITDA.) Adjusted EBITDA has been used because it:

  •
  is a common performance measure that approximates cash generation;

  •
  is included in periodic management reports, so it is actively used by management as a performance metric and participants have ready access to this performance metric throughout the fiscal year;

  •
  is easily understood by participants; and

  •
  provides a good correlation between management decisions and company performance.

        The annual bonus calculation for each participant is as follows:

        Operating Group Bonus Pool    X    Individual Bonus Pool Share    X    Individual Goal Factor

        The Operating Group Bonus Pool is constructed by setting aside a percentage of operating group Adjusted EBITDA to fund the pool. At the beginning of each fiscal year, the Committee approves a bonus pool schedule for each of the Company's operating groups and for the corporate management group. The size of each bonus pool is based on market data to deliver compensation tied to performance that is at the 50th percentile of total cash compensation at targeted operating performance levels. The ultimate funding of the bonus pool is tied to the level of Adjusted EBITDA achieved by each operating group.

        A direct correlation is established between the operating group Adjusted EBITDA performance and participant rewards. When setting the pool size, management, in consultation with the Committee, projects a likely range of Adjusted EBITDA performance for each operating group, setting minimum Adjusted EBITDA thresholds so that any Adjusted EBITDA attainment below the threshold results in no bonus pool being established. Once the threshold is attained, a set-aside percentage of Adjusted EBITDA is established so that when operating group performance levels are comparable to expected market levels of performance, the resulting bonus pool pays employees at a rate that (when combined with base salaries) is roughly equivalent to the 50th percentile of market total cash compensation.

        We also have a feature in our short-term bonus plan that is designed to assure that bonuses are consistent with performance relative to peers. The feature calls for any bonus pool amount in excess of the 75th percentile of peer performance to be scaled to the Company's consolidated Adjusted EBITDA performance compared to peers. For example if our Adjusted EBITDA performance is in the 80th percentile of our peers, and all other conditions are met, the bonus pool is adjusted to the size necessary to deliver the 80th percentile of market compensation. This feature is designed to assure that there are no windfall bonuses achieved solely because of improvements in end markets and not through employee performance.

        For the Company's 2014 fiscal year, the segment Adjusted EBITDA ranges and attainments were as follows:

	Projected Range
(in millions) Segment	From (Threshold)	To (Market 50th Percentile Performance Level)	Actual
Heavy Construction Materials	$45.8	$62.5	$66.8
Light Building Products	$59.8	$81.6	$88.1
Consolidated (Corporate)	$93.0	$127.6	$137.8

        In the 2014 fiscal year, none of the operating groups qualified for the adjustment feature described above by achieving Adjusted EBITDA that was higher than what we consider market 75th percentile performance.

        For fiscal year 2014, the percentage of Adjusted EBITDA over the threshold to be contributed to the bonus pool and the resulting total bonus pool amounts are reflected in the table below:

Segment/Group	Percentage of Adjusted EBITDA Above Threshold Contributed to Bonus Pool	Total Bonus Pool Generated
Heavy Construction Materials	10.44%	$2,190,000
Siding Group	3.72%	$230,000
Stone Group	9.44%	$966,000
Block Group	12.66%	$572,000
HTI	0%	$0
Consolidated (Corporate)	5.59%	$2,508,000

        An individual's share of the operating group's bonus pool (the Individual Bonus Pool Share) is established for each participant by operating group management and the CEO and is approved by the Committee using an analysis of market total cash compensation for each participant in the respective bonus pool. The individual's share of the bonus pool is approximately the amount necessary for each participant to achieve the 50th percentile of benchmark total cash compensation (when added to the participant's annual base salary). These preliminary shares are then evaluated by the operating group leader and/or the CEO and subjectively adjusted to accommodate the participant's sphere of influence, the participant's impact on Adjusted EBITDA, the participant's shares from previous years, the ratio of the participant's base salary to the total base salary for the operating group, bonus data from the benchmark and market survey data and internal equity. The sum of all individual bonus pool shares for a particular operating group is 100%.

        The Individual Goal Factor in the bonus computation represents the achievement of individual goals that support operating group and Company-wide financial and strategic initiatives. We conduct an annual planning process commencing in late spring to initiate development of a business plan for the next year. The financial and strategic plan for our upcoming fiscal year is further developed with input from the NEO senior executives and other members of management. Senior executives formulate individual goals to support the Company-wide plans and initiatives. The objectives are weighted, with the combined weighting totaling 100%. Individual goals and weighting of the goals for the NEO senior executives were as follows:

Mr. Benson:	Consolidated Adjusted EBITDA	30%
	Consolidated Operating Income	30%
	Consolidated Revenue	20%
	Safety	10%
	Continuous Improvement	10%
Mr. Newman:	Balance Sheet Structure	30%
	Consolidated Adjusted EBITDA	20%
	Acquisitions Support	10%
	Continuous Improvement	10%
	Safety	10%
	Inventory Control	10%
	System Implementation	5%
	Headquarters Build-out/Move	5%
Mr. Hatfield:	Manage Legal Issues	20%
	Acquisitions Support	20%
	Compensation Plan Controls	15%
	Safety	15%
	Regulatory Reporting Improvements	10%
	Records Retention Improvements	10%
	Consolidated Operating Income	10%
Mr. Lents:	Continuous Improvement	30%
	Operating Group Adjusted EBITDA	20%
	Operating Group Revenue	15%
	Operating Group Development	10%
	Safety	10%
	Customer Development	10%
	Manage Capital Expenditures	5%
Mr. Gehrmann:	Segment Adjusted EBITDA	30%
	Segment Development	20%
	Safety	10%
	Continuous Improvement	10%
	Manage Capital Expenditures	10%
	Customer Relationship Management	10%
	Management Development	10%

        These individual goals are reviewed and approved or adjusted by the CEO at the beginning of the fiscal year. During the fiscal year, NEOs and other participants work to complete the goals. At the end of the fiscal year, results are reported. The CEO evaluates the reports and recommends a final achievement factor for each executive to the Committee. The final achievement factor can range from 0% to 100%. The Committee and the Board discuss CEO performance to determine his final achievement factor.

        In 2014, individual goal achievement factors for the NEOs ranged from 90% to 100% as shown below.

Named Executive Officer	2014 Individual Goal Factor
Kirk A. Benson, Chief Executive Officer	96% attainment (Mr. Benson's attainment was impacted by consolidated Adjusted EBITDA and safety goals that were not fully achieved)
Donald P. Newman, Chief Financial Officer	98% attainment (Mr. Newman's attainment was impacted by consolidated Adjusted EBITDA and system implementation goals that were not fully achieved)
Harlan M. Hatfield, Vice President, General Counsel and Secretary	95% attainment (Mr. Hatfield's attainment was impacted by regulatory reporting improvement goals that were not fully achieved)
Murphy K. Lents, President, Headwaters Stone Group	90% attainment (Although the Stone Products business unit performed far above expectations, Mr. Lents' attainment was impacted by safety and business unit development goals that were not fully achieved.)
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	100% attainment

        The annual bonus calculation for each of the NEOs is shown in the table below:

Named Executive Officer	Operating Group Bonus Pool		Individual Bonus Pool Share		Individual Goal Factor		2014 Annual Bonus
Kirk A. Benson, Chief Executive Officer	$2,508,000	X	37.4%	X	96%	=	$900,472
Donald P. Newman, Chief Financial Officer	$2,508,000	X	11.7%	X	98%	=	$287,567
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$2,508,000	X	10.0%	X	95%	=	$238,260
Murphy K. Lents, President, Headwaters Stone Group	$966,000	X	28.4%	X	90%	=	$246,910
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$2,190,000	X	12.0%	X	100%	=	$262,800

        This bonus system serves to focus annual bonus plan participants on metrics that are consistent with each participant's sphere of influence (for example, operating group executive bonus metrics are primarily focused on the executive's operating group performance), and therefore more within their control. In addition, participants are focused on Adjusted EBITDA, a commonly reported and easily understood financial metric of Company performance.

Discretionary Bonus (Reflected in the "Bonus" column of the Summary Compensation Table)

        In some circumstances, the Committee may determine that significant market inequities exist, that performance far exceeded expectations, or that selected employees are deserving of special recognition. In these cases, discretionary bonuses are used to assure that appropriate corrections are made for temporary market inequities or to assure that executives are appropriately rewarded for their individual efforts. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other participants, including the NEOs, which are then approved or adjusted by the Committee. There were no discretionary bonuses for NEOs in 2014.

        In general, we target total cash compensation to be at the 50th percentile of our peers. When all bonuses (annual and discretionary) are added to base salary, the fiscal year 2014 total cash compensation is at or slightly higher than target (the 50th percentile of our peers) for Messrs. Benson, Newman, and Hatfield. The fiscal year 2014 total cash compensation for Messrs. Lents and Gehrmann are above target. This is due to continued strong performance by the Stone group and Heavy Construction Materials segment over multiple years. Mr. Lents' total cash compensation is reflective of the significant revenue, operating income, cash flow and Adjusted EBITDA growth in the Stone Group during fiscal year 2014. Mr. Gehrmann continued to lead the Heavy Construction Materials segment to significant operating income, cash flow and Adjusted EBITDA growth in fiscal year 2014. The computation of the total cash compensation and the percentage of target total cash compensation are reflected in the chart below:

Named Executive Officer	2014 Base Salary	2014 Annual Bonus	2014 Discretionary Bonus	2014 Total Cash Compensation	Percentage of Target Total Cash Compensation
Kirk A. Benson, Chief Executive Officer	$720,000	$900,472	$0	$1,620,472	106.61%
Donald P. Newman, Chief Financial Officer	$338,827	$287,567	$0	$626,394	101.85%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$310,591	$238,260	$0	$548,851	100.71%
Murphy K. Lents, President, Headwaters Stone Group	$287,935	$246,910	$0	$534,845	144.55%
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$300,888	$262,800	$0	$563,688	132.63%

Restricted Stock (Reflected in the "Stock awards" column of the Summary Compensation Table)

        Our equity awards are designed to reward employees at the 50th percentile compensation level of the market. In 2014, the Committee approved the restricted stock awards shown in the table below. Restricted stock was chosen because of the Committee's desire to strengthen the alignment between executives and stockholders and the Committee's belief that full-value grants to executives enhance the long-term creation of stockholder value. Typically these grants vest over three years and are subject to a stock price performance requirement before vesting can occur. For fiscal year 2014 grants, the stock performance requirement was 120% of the grant date stock price before vesting can occur. Generally, the grants were calculated using the median of the benchmark and market survey data for total long-term incentive compensation, less the value projected to be delivered by SARs and long-term cash incentive performance units. The restricted stock grants for fiscal 2014 for the NEOs were as follows:

Named Executive Officer	Restricted Stock Shares
Kirk A. Benson, Chief Executive Officer	71,866
Donald P. Newman, Chief Financial Officer	13,351
Harlan M. Hatfield, Vice President, General Counsel and Secretary	10,054
Murphy K. Lents, President, Headwaters Stone Group	4,929
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	4,929

Stock Appreciation Rights (Reflected in the "Option awards" column of the Summary Compensation Table)

        In 2014, the Committee approved the grant of Stock Appreciation Rights (SARs) shown in the table below. Stock-settled SARs were used because of the Committee's desire to deliver value with stock price appreciation and strengthen the alignment between executives and stockholders. Typically these grants vest over three years and are subject to a stock price performance requirement before vesting can occur. For fiscal year 2014 grants, the stock performance requirement was 120% of the grant date stock price before vesting can occur. Generally, the grants were calculated using the median of the benchmark and market survey data for total long-term incentive compensation, less the value projected to be delivered by restricted stock and long-term cash incentive performance units. The SAR grants for fiscal 2014 for the NEOs were as follows:

Named Executive Officer	Stock-Settled SARs
Kirk A. Benson, Chief Executive Officer	150,034
Donald P. Newman, Chief Financial Officer	27,874
Harlan M. Hatfield, Vice President, General Counsel and Secretary	20,990
Murphy K. Lents, President, Headwaters Stone Group	10,291
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	10,291

        All stock-based awards granted by the Company must have prior Committee approval. With very few exceptions, stock-based awards are granted at regularly scheduled Committee meetings, usually held in connection with regularly scheduled Board meetings. Occasionally, the Committee will approve an award in connection with the appointment of a newly-hired officer, the timing of which may necessitate a special Committee meeting not held in connection with a regular Board meeting. The exercise price for these stock-based awards is typically the closing price on the day before the Committee approves the award grant, or (if the Committee is meeting in close proximity to a quarterly earnings announcement) the closing stock price on the second day following an earnings announcement. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason.

Cash Performance Units (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

        Our long-term cash incentive arrangement is designed (when combined with other LTI elements) to reward employees at the 50th percentile compensation level of the market when targeted performance is achieved. In these arrangements, cash is delivered through performance units. A performance unit is simply a unit of award that is assigned a value. In our arrangement, the unit is valued at the price of one share of stock.

        In 2014, the Committee approved performance unit grants for all NEOs. Performance unit awards are settled in cash based on two factors: the achievement of goals tied to cash flow (as defined) generated during a performance period, and the change in the 60-day trailing average closing stock price on the start date of the performance period, as compared to the stock price at the end of the performance period. Generally, the cash flow goal reflects cash flow generation for a base year period and awards are adjusted for changes in cash flow in the two years subsequent to the base year period.

        In fiscal year 2014, our long term incentive compensation was divided between cash and equity consideration. The step-by-step process for administering the delivery of LTI compensation as applied in fiscal year 2014 was as follows:

  •
  Using market data, an LTI individual compensation goal amount is set. Total long-term incentive amounts are set for each participant using the 50th percentile of benchmark and market survey data. For the CEO's total long-term incentive goals, 30% was designed to be delivered using cash, with 70% delivered through equity instruments. For the other NEOs' total long-term incentive goals, 40% was designated to be delivered using cash, with 60% delivered through equity instruments. This mix of cash and equity delivery was chosen for the following reasons:

    •
    Market data supports a stronger emphasis on equity delivery for long-term incentives. Equity instruments like restricted stock and/or SARs promote retention by using a three-year vesting period and align the interests of the executives and the stockholders.

    •
    Cash value is delivered to enhance executive recruiting and retention and gives executives an opportunity to diversify their personal portfolios.

    •
    This mix supports the goal of maintaining an appropriate "burn rate" of equity shares authorized under the incentive compensation plan.

    Total long-term incentive targets (reflecting market LTI amounts), as well as the cash and equity portions of the total long-term target for each participating NEO are reflected in the table below:

Named Executive Officer	Annual Cash-Based Long-Term Incentive Target	Annual Equity-Based Long-Term Incentive Target	Total Annual Long-Term Incentive Target
Kirk A. Benson, Chief Executive Officer	$566,100	$1,320,900	$1,887,000
Donald P. Newman, Chief Financial Officer	$163,600	$245,400	$409,000
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$123,200	$184,800	$308,000
Murphy K. Lents, President, Headwaters Stone Group	$60,400	$90,600	$151,000
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$60,400	$90,600	$151,000
  •
  The LTI cash goal amount is divided by the 60-day average closing stock price of the Company at the beginning of the base year to arrive at the initial number of performance units granted. The 60-day trailing average closing stock price at the commencement of the base year and the resulting initial performance unit grants for each affected NEO are reflected in the table below:

Named Executive Officer	Annual Cash Long-Term Incentive Target	60-Day Trailing Average Closing Stock Price October 1, 2013	Initial Performance Unit Grant
Kirk A. Benson, Chief Executive Officer	$566,100	$8.94	63,322
Donald P. Newman, Chief Financial Officer	$163,600	$8.94	18,300
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$123,200	$8.94	13,781
Murphy K. Lents, President, Headwaters Stone Group	$60,400	$8.94	6,756
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$60,400	$8.94	6,756

  •
  Cash flow is measured by each operating group during the base year. At the beginning of the fiscal year 2014 (the base year for the 2014 cash LTI grants), the Committee established minimum, target and maximum cash flow goals as reflected in the table below.

Segment	Minimum	Target	Maximum
Heavy Construction Materials	$46,561,000	$58,201,000	$69,841,000
Light Building Products	$46,965,000	$58,706,000	$70,447,000
Corporate and HTI (Company-wide cash flow)	$65,897,000	$82,371,000	$98,845,000
  •
  The number of performance units is calibrated commensurate with cash flow performance at the end of the base year. At the end of the base year, the initial performance unit grants were adjusted according to the following table:

Cash Flow Performance	Performance Unit Adjustment
Below Threshold	Original Units X 0.00 (No award)
Threshold	Original Units X 0.25
Between Threshold and Target	Original Units prorated between 0.25X and 1.00X(1)
Target	Original Units X 1.00
Between Target and Maximum	Original Units prorated between 1.00X and 2.00X(1)
At and Above Maximum	Original Units X 2.00

(1)
Proration is calculated in a linear fashion between the threshold and target or between target and maximum.

    During the 2014 base year period, actual cash flow generation by operating group and the resulting adjustment multipliers are reflected in the table below.

Segment/Operating Group	FY 2014 Cash Flow	Unit Multiplier
Heavy Construction Materials	$61,005,000	1.24X
Light Building Products	$57,348,000
Siding Group		0.00X
Stone Group		2.00X
Block Group		1.49X
Corporate and HTI (Company-wide cash flow)	$89,882,000	1.46X

    The calculation of adjusted performance units is reflected in the table below.

Named Executive Officer	2014 Original Performance Unit Grant	Performance Unit Adjustment	2014 Adjusted Performance Units
Kirk A. Benson, Chief Executive Officer	63,322	1.46X	92,450 Units
Donald P. Newman, Chief Financial Officer	18,300	1.46X	26,718 Units
Harlan M. Hatfield, Vice President, General Counsel and Secretary	13,781	1.46X	20,120 Units
Murphy K. Lents, President, Headwaters Stone Group	6,756	2.00X	13,512 Units
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	6,756	1.24X	8,377 Units

  •
  Cash payments are calibrated using the final performance units earned multiplied by the 60-day average closing stock price at the end of the performance period. Generally, vesting occurs in two stages, with 50% of the adjusted performance unit amount vesting at the end of the fiscal year following the base year period (at the end of fiscal year 2015), and 50% vesting at the end of the second fiscal year following the base year period (at the end of fiscal year 2016). The amounts paid at the end of each vesting period are adjusted for year-over-year cash flow change. The payout at the end of fiscal year 2015 will be adjusted by the percentage of cash flow change from 2014 to 2015, and the payout at the end of fiscal year 2016 will be adjusted by the percentage of cash flow change from 2015 to 2016. Based on changes to cash flow, the original potential cash payments could be reduced or increased by a maximum of 50% (a range of 50% to 150% of the original amount).

    For Heavy Construction Materials, the fiscal year 2014 grants were the first issued under this arrangement (the segment was previously under a legacy LTI cash arrangement that originated in fiscal year 2009 and ended in fiscal year 2013). As an accommodation to participants in the Heavy Construction Materials segment (including Mr. Gehrmann), we decided to accelerate the vesting schedule described above for the 2014 grants only. The accelerated vesting moved the payouts forward one year. It called for 50% of the adjusted performance unit amount to be paid out at the end of the base year (the end of fiscal year 2014) and 50% vesting at the end of the first fiscal year following the base year period (at the end of fiscal year 2015). The second payment (at the end of fiscal year 2015) will be subject to adjustment based on the year-over-year percentage change in cash flows from 2014 to 2015 as described above.

  •
  Assuming that operating group cash flows are constant for fiscal years 2014, 2015 and 2016 (thereby eliminating any cash flow performance adjustment in fiscal years 2015 and 2016), cash payments flowing from the 2014 grants are projected in the table below.

Named Executive Officer	2014 Adjusted Performance Units	60-Day Average Closing Stock Price	Total Potential Cash Payment	Amount Vesting 9/30/14	Amount Vesting 9/30/15	Amount Vesting 9/30/16
Kirk A. Benson, Chief Executive Officer	92,450 Units	$12.56	$1,161,174	$0	$580,587	$580,587
Donald P. Newman, Chief Financial Officer	26,718 Units	$12.56	$335,578	$0	$167,789	$167,789
Harlan M. Hatfield, Vice President, General Counsel and Secretary	20,120 Units	$12.56	$252,707	$0	$126,353	$126,354
Murphy K. Lents, President, Headwaters Stone Group	13,512 Units	$12.56	$169,711	$0	$84,855	$84,856
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	8,377 Units	$12.56	$105,215	$52,610	$52,605	$0

        The design of the long-term cash incentive plan further reinforces the link between Company performance and executive compensation.

Benefits (Reflected in the "All other compensation" column of the Summary Compensation Table)

        Our benefits offerings are designed to achieve competitiveness with other employers. Generally, our benefits are targeted to approximate market median levels. For retirement, we encourage pre-tax retirement savings through the use of a traditional 401(k) plan and a deferred compensation plan, but offer no defined benefit pension plans or other broad-based retirement programs.

        401(k) Plan.    All full-time employees (including NEOs) are eligible to participate in the Headwaters 401(k) Savings and Investment Plan (401(k) Plan). In calendar year 2013, we adopted the IRS safe harbor approach and matched participant deferrals in the amount of 100% of the first three percent of compensation deferred and 50% of the next two percent of compensation deferred. Matching contributions are fully vested.

        Deferred Compensation Plan.    The Deferred Compensation Plan (DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. The purpose of the DCP is to facilitate retirement savings above what is available by statute to highly-compensated employees through the 401(k) Plan. All NEOs currently employed are eligible to participate in the DCP and can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the plan. In fiscal year 2014, we matched participant deferrals in the amount of 100% of the first three percent of compensation deferred and 50% of the next two percent of compensation deferred for compensation over $260,000 per year. Matching contributions are fully vested.

  Other Retirement Arrangements.

  •
  In April 2010, we entered into an employment agreement covering Mr. Benson's employment for the five-year period commencing April 1, 2010 through March 31, 2015. Mr. Benson's agreement included a provision for a supplemental retirement compensation arrangement. The arrangement called for the Company to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The account balance is further credited using a 7% annual interest rate, compounded annually. The allocations and interest will be paid to Mr. Benson in a single lump sum upon his retirement. These provisions were continued when we renegotiated the agreement with Mr. Benson for the three-year period commencing April 1, 2012 and ending March 31, 2015. This level of retirement compensation was intended to make up for retirement benefits not delivered by other compensation arrangements in years prior to 2010. In fiscal year 2014, we amended and restated the agreement with Mr. Benson. The amended agreement calls for additional supplemental retirement contributions of 30% of base salary through the term of the employment agreement, which expires in March 2017.

  •
  Executive Retirement Program (ERP).  During fiscal year 2012, the Committee approved a mechanism to make retirement contributions to middle management and executives based on the overall profitability of the Company. This mechanism gives the Committee discretion over the timing of the contributions and the contribution amounts. Generally, contributions can be made after appropriate financial performance is achieved. The contribution amount is based on age, service and pay level, with age and service counting equally. The age and service formula is reflected in the table below.

Age Plus Service	Level of Contribution
70 or more age and service points	High
55 to 69 age and service points	Medium
54 or less age and service points	Low

    For each level of contribution, the Committee determines a percentage that is applied to the base salary and target annual bonus (bonus necessary to achieve approximately the 50th percentile of market total compensation) to arrive at the final contribution amount. The calculations resulting in contributions for the NEOs are reflected in the table below. No contribution was made for Mr. Benson because he participates in the SERP described above.

Named Executive Officer	Base Salary	Target Bonus	Total Target Compensation	Age and Service	Contribution Percent	ERP Contribution
Donald P. Newman, Chief Financial Officer	$338,827	$245,142	$583,969	53	4%	$23,359
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$310,591	$209,523	$520,114	71	12%	$62,414
Murphy K. Lents, President, Headwaters Stone Group	$287,935	$144,648	$432,583	80	12%	$51,909
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$300,888	$123,600	$424,488	87	12%	$50,939

    All contributions are made through the DCP and vest according to the participants' age. In an effort to use the ERP mechanism solely as a retirement benefit, there is no vesting for participants under age 61. Beginning at age 61, each profit sharing contribution vests 20 percent per year of age, with 100 percent vesting at age 65. Only vested portions of this contribution are reflected in the Summary Compensation Table.

        Other Benefits.    Eligible employees, including NEOs, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care and dependent care; life, accidental death and dismemberment and disability insurance; employee assistance programs; and vacation. Executives participate in the same benefit programs that are offered to other salaried employees.

        Perquisites (Reflected in the "All other compensation" column of the Summary Compensation Table). With respect to perquisites, we prefer to take a minimalist approach. Limited perquisites are provided to executives to facilitate job performance and foster customer relationships. Generally, perquisites include Company match of 401(k) and deferred compensation plan contributions, auto allowances, and modest insurance payments.

Other Reported Items (Reflected in the second line for Mr. Benson in the "All other compensation" column of the Summary Compensation Table)

        Settlement of significant litigation.    In 2014, we settled a 2013 action brought by a stockholder alleging that Stock Appreciation Rights (SARs) granted to CEO Kirk A. Benson in fiscal 2012 were in excess of our long-term incentive plan limits. As a part of the settlement, the parties to the litigation agreed to void, without admission of liability, a grant in November 2011 of 290,041 SAR units to Mr. Benson under the 2010 Incentive Compensation Plan. Consistent with the terms of the litigation settlement, the Compensation Committee approved the payment to Mr. Benson of an amount representing the appreciation in value of the voided SARs. This payment totaled $3,436,986, and equaled the difference between Headwaters' closing stock price on the computation date of June 20, 2014 (the date of the Committee's decision to make the payment) of $13.70 and the grant-date exercise price of $1.85, multiplied by 290,041. Effectively, the payment represented the value Mr. Benson would have received had the cancelled SARs been exercised on June 20, 2014. For purposes of this discussion we consider this payment extraordinary, and have consistently excluded it from the computations and analysis included herein.

SECTION THREE—HOW EXECUTIVE PAY IS ESTABLISHED

        Our executive compensation philosophy is built around three objectives: supporting stockholder value creation through sustained financial performance, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

        Our compensation philosophy generally results in the establishment of base pay rates that are at or near the 50th percentile of market for executives in similar positions. We compete against companies in many industries for executive talent. Because we believe that our benchmark peer group does not necessarily represent all of the companies that may be direct competitors for executive talent, we also rely upon general industry national survey data of companies which are a similar revenue size to establish market pay levels. This data was primarily gathered from surveys sponsored by Towers Watson Data Services, a national compensation consulting firm. The Towers Watson Data Services Top Management Compensation Survey included data from 966 companies in a variety of industries, including construction materials. We typically do a full review every three years. The last full review was completed in early 2013.

        Outside of the benchmark group, the Committee was not aware of the identity of any of the companies in these surveys. For each reviewed position, our consultants blended benchmark group data with the broader surveys, equally weighting the benchmark group and broader published survey data. This blended data was used to benchmark base salaries, annual incentive and long-term incentive opportunities as well as total compensation.

        Annual bonus opportunities are performance based and we construct them to provide compensation to our executives, which (assuming target company performance is achieved) results in targeted annual total cash compensation at the 50th percentile of the benchmark and market data. We design our long-term incentive opportunities to track our long-term performance when compared to the performance of the general business market. If our performance is comparable to the general market, the long-term incentive opportunities are designed to reward executives at approximately the 50th percentile of benchmark long-term incentives. If our performance is better than market levels, the long-term incentives deliver proportionally more value to executives and less than the 50th percentile if our performance lags behind the market. Retirement and benefit systems and perquisites are designed to reward executives at the 50th percentile of the benchmark survey. This combination of factors results in total compensation packages that approximate the 50th percentile of the benchmark survey when target company performance is achieved.

Compensation Decisions

        General Process.    Our executive compensation decisions are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

  •
  key financial measurements such as revenue, operating income, Adjusted EBITDA, and cash flow;

  •
  strategic initiatives such as business restructuring, acquisitions, divestitures, joint ventures, and implementation of lean process improvements;

  •
  achievement of specific operational goals relating to the sphere of influence led by the executive;

  •
  compensation of other executives within the Company (to ensure internal equity); and

  •
  compensation in the external benchmark survey (from data generated by compensation consultants).

        Role of Compensation Committee.    All members of the Committee are independent directors, enabling them to be objective representatives of the stockholders. The Committee oversees the overall design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. In addition, the Committee approves all bonuses, awards and grants under all incentive plans for all executives, including NEOs.

        Role of CEO.    Our CEO, assisted by our Human Resources department, is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets regularly with the Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for NEOs.

        Role of Compensation Consultants.    The Committee retained Strategis Compensation & Governance, a recognized national executive compensation consulting firm, to assist the Committee with its responsibilities related to the Company's executive compensation programs. The fees paid to Strategis for executive compensation consulting to the Committee in fiscal year 2014 were $26,793. Strategis did not provide any other services to us in fiscal year 2014, nor does their engagement result in any conflict of interest.

        Because of the policies and procedures the Committee has in place with Strategis, the Committee believes that the advice it receives from the executive compensation consultants is objective. These policies and procedures include:

  •
  The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by the consultant or any of the consultant's affiliates;

  •
  The consultant is not responsible for selling other services to the Company;

  •
  The consultant's professional standards prohibit individuals from considering any other relationships the consulting firm and any of the consulting firm's affiliates may have with the Company in rendering his or her advice and recommendations;

  •
  The Committee has the sole authority to retain and terminate the executive compensation consultant;

  •
  The consultant has direct access to the Committee without management intervention;

  •
  The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

  •
  The protocols for the engagement (described below) limit how the consultant may interact with management.

        While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. From time to time the consultant meets privately with the Chair of the Committee to discuss executive compensation issues. This approach protects the Committee's ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the Company.

        Management also continued to use the services of a separate nationally recognized executive compensation consulting firm, Towers Watson, to provide another source of independent information about industry practices and market data.

Peer Group

        A key element in determining the type and amount of compensation is competitive pay data from the external talent market, which includes a peer group analysis.

        The Company is organized in two primary business segments: Heavy Construction Materials and Light Building Products (which includes Siding, Stone and Block Groups). The Heavy Construction Materials segment is driven by our fly ash marketing, management and disposal business. This segment accounts for approximately 39% of our total revenue. The Light Building Products segment accounts for approximately 60% of our total revenue.

        As participants in these industries, we compete for executive talent with other construction materials and building products companies. Historically, the Committee has used a peer group composed primarily of companies in the construction materials and building products industries of comparable size, level of complexity and scope of operations to Headwaters. Using information developed by internal sources and the Committee's compensation consulting firm, the peer group is custom-designed for the industries and relative size of Headwaters. The peer group is reviewed annually and may be adjusted in response to changing market dynamics. The general guidelines for peer selection are as follows:

Criteria	Peer Selection Process
Industry	Select companies in industries in which the Company does business
Executive Talent Source/Competition	Select companies that are likely to compete with us for executive talent
Revenue	Select companies from above that are generally 0.33X to 3.0X of our revenue
Market cap	Select companies from above that are generally 0.5X to 10.0X of our market cap

        For fiscal year 2014, there was only one change to the peer group. One of our peers, Texas Industries Inc., was acquired mid-year by another peer, Martin Marietta Materials, Inc. Following that change, the peer group consists of the following companies:

Company	GICS(1)	Annual Revenue(2)	Market Cap(2)
American Woodmark Corp.	201020 (Building Products)	$787	$583.5
Associated Materials	201020 (Building Products)	$1,166	No Information
Builders FirstSource, Inc.	201020 (Building Products)	$1,576	$534.9
Eagle Materials Inc.	151020 (Construction Mtls)	$1,091	$5,113.3
Fortune Brands Home & Security, Inc.	201020 (Building Products)	$4,383	$6,468.5
Gibraltar Industries, Inc.	201020 (Building Products)	$849	$423.1
Headwaters Incorporated	151020 (Construction Mtls)	$791	$921.8
James Hardie Industries plc	151020 (Construction Mtls)	$1,587	$4,657.1
Louisiana-Pacific Corp.	151050 (Forest Products)	$1,961	$1,932.7
Masco Corporation	201020 (Building Products)	$8,455	$8,489.7
Martin Marietta Materials, Inc.	151020 (Construction Mtls)	$2,647	$8,646.9
Owens Corning	201020 (Building Products)	$5,293	$3,713.2
Ply Gem Holdings, Inc.	201020 (Building Products)	$1,449	$735.4
Simpson Manufacturing Co., Inc.	201020 (Building Products)	$747	$1,426.8
Trex	201020 (Building Products)	$381	$1,106.5
US Concrete, Inc	151020 (Construction Mtls)	$689	$365.4
USG Corporation	201020 (Building Products)	$4,013	$3,978.7
Vulcan Materials Company	151020 (Construction Mtls)	$2,919	$7,925.9
Peer Median		$1,576	$1,932.7

(1)
GICS represents the Global Industry Classification Standard which is an industry classification developed by MSCI, an independent provider of global indices and benchmark-related products and services and Standard & Poors (S&P), an independent financial data and investment services company and provider of global equity indices.

(2)
In millions of dollars, estimated as of September 30, 2014.

        The performance of our business compared to the peer companies is summarized in the table below. The comparison utilizes data from the trailing twelve months of publicly-released information as of September 30, 2014.

	Gross Margin(1)	Adjusted EBITDA Margin(2)	1 Yr Total Stockholder Return(3)	3 Yr Total Stockholder Return(3)	5 Yr Total Stockholder Return(3)
Peer Median	19.3%	12.5%	6.4%	38.6%	9.4%
Headwaters	28.5%	17.4%	39.5%	105.7%	26.5%

(1)
Gross Margin is Net Sales minus Cost of Goods Sold, divided by Net Sales.

(2)
Adjusted EBITDA margin is Adjusted EBITDA divided by revenue. (See the annex to this proxy statement for our definition of Adjusted EBITDA and a reconciliation of income from continuing operations to Adjusted EBITDA.)

(3)
Total stockholder return is the annualized rate of return reflecting monthly price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends as of September 30, 2014.

        From an operating perspective, we are performing substantially better than our peers. Our gross margin and Adjusted EBITDA margin performance for the period were above the peer group medians for both of those profit measures. Company performance in one-year, three-year and five-year total stockholder returns was also significantly above the peer group medians for each of those measures.

        For fiscal year 2015, we will add a new peer to the list. We have selected Universal Forest Products (UFPI) as a peer going forward. UFPI is a major producer of building products and packaging materials. Their annual revenue is approximately $2.6 billion, with a current market cap of approximately $846 million. We consider UFPI as a comparably-sized peer that serves many of the same end markets as Headwaters.

SECTION FOUR—2014 ACHIEVEMENTS OF NAMED EXECUTIVE OFFICERS AND 2014 COMPENSATION ACTIONS

        Significant NEO contributions and achievements were accomplished in 2014. The Committee took into account these achievements when making 2014 compensation decisions.

Achievements of Named Executive Officers

        Kirk A. Benson:    Mr. Benson serves as Chief Executive Officer and Chairman. Mr. Benson led several key initiatives in fiscal year 2014 to respond to the external forces affecting the Company and to assure long-term Company viability. These included:

  •
  Improving Headwaters' financial performance
  Revenue growth of 12.6%
  Gross margin improved to 28.5%
  Adjusted EBITDA margin improved to 17.4%

  •
  Actively managing cash generation and debt to improve our Net-debt-to-Adjusted EBITDA ratio to 3.2 times at the end of the fiscal year

  •
  Completing four bolt-on acquisitions and following through with the integration of new product groups into our existing business operations

  •
  Continuing to lead safety initiatives designed to reduce recordable and lost time incidents and increase employee safety involvement

        Mr. Benson's performance was evaluated by the Board of Directors at the November 2014 Board meeting. Based on the continued improvement in the performance of the business in fiscal year 2014, the directors determined that Mr. Benson achieved 96% of his objectives for the year.

        Donald P. Newman:    Mr. Newman continues to serve as our CFO. Significant accomplishments included:

  •
  Serving as a key member of the leadership team tasked with completing the purchase and integration of multiple bolt-on acquisitions

  •
  Actively managing cash generation and debt to improve our Net-debt-to-Adjusted EBITDA ratio to 3.2 times at the end of the fiscal year

  •
  Successfully completed a $150 million senior unsecured debt offering

  •
  Continuing to lead the drive to significantly reduce working capital levels

  •
  Improving the measurement and capture of continuous improvement savings across the Company

        Harlan M. Hatfield:    Mr. Hatfield continues to serve as the Vice President, General Counsel and Secretary. Significant accomplishments included:

  •
  Serving as a key member of the leadership team tasked with completing the purchase and integration of roofing and fly ash assets

  •
  Participating in the legal structuring and implementation of a $150 million senior unsecured debt offering

  •
  Directing the Company's successful navigation of several complex legal matters

        Murphy K. Lents:    Mr. Lents served as the President of our Stone Group for most of fiscal 2014 and now serves as President of the Siding and Roofing Group. Significant accomplishments included:

  •
  Overseeing the dramatic growth in revenue, Adjusted EBITDA and operating income of the Stone Products Group

  •
  Assuming responsibility for our roofing product group integration and overseeing one and two-step distribution

  •
  Developing and implementing a strategy for a key product extension, natural stone

  •
  Continuing to lead the implementation of safety initiatives designed to reduce recordable and lost time incidents and increase employee safety involvement

  •
  Continuing to lead the implementation of significant lean manufacturing practices at key production sites

        William H. Gehrmann, III:    Mr. Gehrmann continues to serve as the President of our Heavy Construction Materials segment. Significant accomplishments included:

  •
  Overseeing the continued growth in revenues, operating income and Adjusted EBITDA from Coal Combustion Products management and marketing

  •
  Optimizing fly ash pricing and driving higher fly ash utilization in key markets

  •
  Continuing to lead the growth and development of power plant services

  •
  Continuing to lead the implementation of safety initiatives designed to reduce recordable and lost time incidents and increase employee safety involvement

2014 Compensation Actions

        The Committee approved the following compensation and awards for the NEOs after considering Company performance, accomplishments of the NEOs, market data and input from consultants, stockholders and stockholder advisory services.

        Base Salary:    The following base salary adjustments were approved in 2014:

  •
  Kirk A. Benson's annual base salary was adjusted from $663,000 to $720,000 to get closer to market median base salary.

  •
  Donald P. Newman's annual base salary was adjusted from $315,187 to $338,827 to keep pace with market base salary growth.

  •
  Harlan M. Hatfield's annual base salary was adjusted from $288,922 to $310,591 to keep pace with market base salary growth.

  •
  Murphy K. Lents' annual base salary was adjusted from $282,285 to $287,935 to keep pace with market base salary growth.

        Annual Bonus:    In accordance with the terms of the short-term incentive plan, Adjusted EBITDA was above threshold for all operating groups. Thus, annual bonuses were approved according to the plan formula. A complete discussion of the process for determining the annual bonus amount is included in Section Two—Executive Compensation Details.

        Restricted Stock:    The Committee made restricted stock awards to NEOs, as reflected in the table below. A complete discussion of these awards is included in Section Two—Executive Compensation Details.

Named Executive Officer	Restricted Stock Shares
Kirk A. Benson, Chief Executive Officer	71,866
Donald P. Newman, Chief Financial Officer	13,351
Harlan M. Hatfield, Vice President, General Counsel and Secretary	10,054
Murphy K. Lents, President, Headwaters Stone Group	4,929
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	4,929

        Stock Appreciation Rights:    The Committee made SAR awards to NEOs at an exercise price of $9.19, as reflected in the table below. A complete discussion of these awards is included in Section Two—Executive Compensation Details.

Named Executive Officer	Stock-Settled SARs
Kirk A. Benson, Chief Executive Officer	150,034
Donald P. Newman, Chief Financial Officer	27,874
Harlan M. Hatfield, Vice President, General Counsel and Secretary	20,990
Murphy K. Lents, President, Headwaters Stone Group	10,291
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	10,291

LTI Cash Performance Units:

  •
  Corporate (Messrs. Benson, Newman, Hatfield): For fiscal year 2014, consolidated cash flow from continuing operations was above the target set by the Committee and the original performance unit grants for all participants in the Corporate group were increased by a multiple of 1.46, resulting in LTI value delivery consistent with above-median performance vs. peers.

  •
  Stone Products (Mr. Lents): During fiscal year 2014, cash flow for the Stone operating group was above the maximum performance level set by the Committee and the original performance unit grants for all participants in the Stone operating group were doubled, resulting in significant LTI value delivery.

  •
  Heavy Construction Materials (Mr. Gehrmann): For fiscal year 2014, consolidated cash flow from continuing operations was above the target set by the Committee and the original performance unit grants for all participants in the Heavy Construction Materials segment were increased by a multiple of 1.24, resulting in LTI value delivery consistent with above-median performance vs. peers.

        A complete discussion of the process for determining cash performance unit grants is included in Section Two—Executive Compensation Details.

SECTION FIVE—EXECUTIVE COMPENSATION GOVERNANCE

        The Committee has adopted several policies to reflect best practices in executive compensation as detailed below.

Stock Ownership Guidelines

        In January 2004, the Committee adopted a stock ownership policy for senior level executives, including NEOs, setting forth minimum ownership requirements of Company common stock. The purpose of the requirement is to ensure that senior executives have financial interests that are directly aligned with stockholders. The table below sets forth the stock ownership guidelines for the NEOs.

        Executives are expected to make reasonable progress toward accumulation of the required shares. They are also aware that willingness to comply with these guidelines may affect eligibility for future equity grants. The NEOs have achieved various levels of compliance with this policy by accumulating stock through option exercises, restricted stock grants, purchase of stock through the Employee Stock Purchase Plan (ESPP) and open market transactions. The NEOs' compliance with these guidelines as of September 30, 2014 (calculated using shares held as of September 30, 2014 and the 2014 average closing stock price for the fiscal year) is as follows:

Name and Position	Stock Ownership Requirement	Percentage Compliance with Stock Ownership Requirement
Kirk A. Benson, Chief Executive Officer	4X Annual Base Compensation	674%
Donald P. Newman, Chief Financial Officer	2X Annual Base Compensation	198%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	2X Annual Base Compensation	215%
Murphy K. Lents, President, Headwaters Stone Group	2X Annual Base Compensation	111%
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	2X Annual Base Compensation	133%

        The Committee monitors the stock ownership compliance of the CEO, and the CEO monitors the compliance of the other NEOs. The level of stock ownership compliance for all NEOs improved during fiscal year 2014. The Board of Directors is also subject to stock ownership guidelines, as discussed in the section titled "Director Compensation—Director Stock Ownership Policy."

Agreements with Named Executive Officers

        Employment Agreements:    The Company has entered into employment agreements with certain NEOs that set certain aspects of compensation for those executives. The following summarizes employment agreement terms pertinent for fiscal year 2014 compensation for the NEOs who have or had employment agreements during fiscal year 2014.

  •
  Kirk A. Benson:  In 2014, we amended and restated an employment agreement covering Mr. Benson's employment. The amendment extended the term of the agreement to March 31, 2017. Prior to amendment, the agreement set Mr. Benson's annual base salary at $700,000 with annual review by the Committee. In light of economic conditions that existed in 2013, Mr. Benson requested the Committee amend his employment agreement to adjust his salary to $663,000, rather than the $700,000 salary provided for in his agreement. In 2014, the Committee elected to increase his annual salary to $720,000. The amendment also authorized an additional Company contribution of 30% of current base salary to Mr. Benson's supplemental retirement compensation.

        Change-in-Control Agreements.    In 2006, the Committee approved Executive Change in Control Agreements with certain of our officers, including all of the NEOs except Mr. Newman. Mr. Newman executed a change in control agreement with the Company in 2011. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards and pro-rated vesting of cash-based awards not continued by a successor. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for 1) severance pay equal to 1.5 or 2.0 times the sum of an officer's current annual salary plus either (i) the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs, or (ii) the target annual bonus for the year in which the change in control occurs; and 2) continuance of health and other benefits and perquisites for either a one- or a two-year period following the change in control. During fiscal year 2011, the Company and each of the officers with the 2006 agreements agreed to eliminate the tax "gross-up" provision that was included in the original 2006 agreements. Further, the agreement with Mr. Newman did not include a "gross-up" provision. The Committee also has established and maintained a practice of not entering into any new agreements that contain tax gross-up provisions.

Executive Compensation Recovery Policy

        During 2011, the Committee adopted an Executive Compensation Recovery Policy. Designed to comply with the requirements of the Dodd-Frank Act, the policy allows recovery of compensation in excess of what would have been paid to executive officers in the event of an accounting restatement.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to certain NEOs unless compensation is based on an individual's meeting pre-established performance goals determined by a compensation committee and approved by stockholders. Our annual bonuses (other than discretionary bonuses) are designed to qualify for this exemption. The Compensation Committee reserves the right to grant awards that do not qualify for this exception when in the best interests of stockholders, in part to balance the benefits of awards that are tax deductible with awards that attract, retain and reward executive talent. In some cases, including a change of control, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions in some cases.

Trading Restrictions

        As set forth in the Company's Statement of Company Policy as to Trades in the Company's Securities by Company Personnel and Confidential Information, neither employees in possession of material non-public information (often referred to as "insider information") nor any related persons may buy or sell Headwaters securities. This policy also includes other trading restrictions for directors, officers and employees. The complete policy is posted on our web site.

Compensation Program Risk Analysis

        The Committee has reviewed the Company's compensation policies and practices for our NEOs and has determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. At the conclusion of a fiscal year and the beginning of a new fiscal year, our Committee convenes and receives compensation recommendations from management. These recommendations encompass both performance for the prior year and budgets, goals, and compensation targets for the coming year and include the advice of management and Committee compensation consultants. Then the Committee, together with all other Board members, receives written and oral presentations from each business unit of the Company over a two-day period. The prepared information is reviewed with the Committee and full Board who probe the accomplishments of the past year, as well as the strengths, weaknesses, risks, opportunities, challenges, and financial and non-financial goals for the new year. Having received this business information, the Committee reconvenes to certify prior year performance and resultant compensation and to establish compensation targets and business results to achieve those targets. Quarterly throughout the year, management provides the Committee with reports on progress towards the established goals so that the Committee can monitor the ongoing connection between business performance and compensation. Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through use of multiple performance factors with both Company-wide metrics and focused individual performance. In addition, our program design and compensation targets are benchmarked to our peers with the assistance of Towers Watson.

SECTION SIX—INTERACTION WITH STOCKHOLDERS

        Throughout fiscal year 2014, we continued to engage in an extensive effort to communicate with our stockholders. Over the course of the year, we engaged in approximately 120 face-to-face meetings with investors. In addition, we conducted approximately 200 conference calls with stockholders and had approximately 115 participants on quarterly earnings calls. In many of those meetings or calls, the topic of executive compensation was addressed.

        We are confident that our relationship with our stockholders continues to be strong and are committed to continue to reach out to stockholders and stockholder advisory services to explain the ongoing performance and the direction of the Company.

*          *          *          *           *

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2014 Annual Report on Form 10-K.

Compensation Committee
Malyn K. Malquist, Chairman Thomas N. Chieffe James A. Herickhoff Sylvia Summers

Summary Compensation Table

        The following sets forth the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the three most highly compensated executive officers as of September 30, 2014. Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years.

SUMMARY COMPENSATION TABLE—FISCAL 2012, 2013 AND 2014

Name and principal position	Year	Salary ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(3) ($)	Non-equity incentive plan compensation(4) ($)		Change in pension value and non-qualified deferred compensation earnings(10) ($)	All other compensation(11) ($)		Total ($)
Kirk A. Benson	2014	720,000	0	660,449	659,650	3,175,126	(5)	26,624	638,759	(12)	5,880,608
Chief Executive Officer	2014								3,436,986	(13)	3,436,986

											9,317,594
	2013	663,000	0	309,950	308,888	1,975,705	(5)	17,389	405,877	(12)	3,680,809
	2012	663,000	0	0	606,016	2,087,870	(5)	11,964	332,510	(12)	3,701,360
Donald P. Newman	2014	338,827	0	122,696	122,553	1,102,604	(6)	0	65,155	(14)	1,751,835
Chief Financial Officer	2013	315,187	0	88,250	87,950	795,525	(6)	0	22,985	(14)	1,309,897
	2012	307,500	75,000	0	168,342	349,637	(6)	0	0		900,479
Harlan M. Hatfield	2014	310,591	0	92,396	92,286	678,527	(7)	0	59,579	(15)	1,233,379
Vice President, General	2013	288,922	0	47,673	47,509	474,870	(7)	0	30,614	(15)	889,588
Counsel and Secretary	2012	281,875	75,000	0	90,934	482,616	(7)	0	0		930,425
Murphy K. Lents(1)	2014	287,935	0	45,298	45,246	415,757	(8)	0	50,203	(16)	844,439
President, Headwaters Siding	2013	282,285	62,560	65,632	65,407	109,480	(8)	0	17,519	(16)	602,883
and Roofing Group	2012	275,400	0	0	125,192	551,512	(8)	0	0		952,104
William H. Gehrmann, III	2014	300,888	0	45,298	45,246	315,410	(9)	0	15,384	(17)	722,226
President, Heavy Construction	2013	300,888	0	71,458	71,216	1,009,257	(9)	0	17,479	(17)	1,470,298
Materials	2012	293,550	25,000	0	136,312	860,973	(9)	0	0		1,315,835

(1)
Mr. Lents was appointed an executive officer on March 13, 2012. He was employed in a non-executive capacity prior to that time. Mr. Lents served as President of Headwaters Stone Division until August 2014, at which time he became president of Headwaters Siding and Roofing Group.

(2)
All amounts shown in this column represent discretionary payments approved by our Compensation Committee. The amounts shown in this column for 2012 for Messrs. Newman, Hatfield and Gehrmann represent discretionary payments related to the successful sale of certain non-strategic assets. Bonuses paid under terms of our 2012 Executive Master Bonus Plan approved by stockholders in 2012, the 2010 Incentive Compensation Plan approved by stockholders in 2010, and the Long Term Incentive Compensation Plan approved by stockholders in 2005, are shown in the column titled "Non-equity incentive plan compensation."

(3)
The amounts reflected above for stock awards and option awards (including cash-settled SAR awards in 2012) represent the total grant date fair value of awards granted in the respective years. Reference is made to Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2014 for a detailed description of the material assumptions used in valuing stock awards and option awards.

(4)
The amounts in this column represent annual bonuses paid in connection with our Short Term Incentive Bonus Plan, plus long-term incentive cash payments under our two Incentive Compensation Plans, all of which have been approved by stockholders.

(5)
For Mr. Benson, $900,472 in 2014 represents the annual bonus earned for that fiscal year, $1,612,810 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2014, and $661,844 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. $362,895 in 2013 represents the annual bonus earned for that fiscal year, and $1,612,810 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2013. $759,510 in 2012 represents the annual bonus earned for that fiscal year, and $1,328,360 represents the amount paid under a performance unit award granted in 2010 under the 2010 Incentive Compensation Plan, which award partially vested in 2012.

(6)
For Mr. Newman, $287,567 in 2014 represents the annual bonus earned for that fiscal year, $626,591 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2014, and $188,446 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. $168,934 in 2013 represents the annual bonus earned for that fiscal year, and $626,591 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2013. $349,637 in 2012 represents the annual bonus earned for that fiscal year.

(7)
For Mr. Hatfield, $238,260 in 2014 represents the annual bonus earned for that fiscal year, $338,472 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2014, and $101,795 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. $136,398 in 2013 represents the annual bonus earned for that fiscal year, and $338,472 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2013. $271,197 in 2012 represents the annual bonus earned for that fiscal year, and $211,419 represents the amount paid under a performance unit award granted in 2010 under the 2010 Incentive Compensation Plan, which award partially vested in 2012.

(8)
For Mr. Lents, $246,910 in 2014 represents the annual bonus earned for that fiscal year, and $168,847 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. $109,480 in 2013 represents the annual bonus earned for that fiscal year. $426,512 in 2012 represents the annual bonus earned for that fiscal year, and $125,000 represents the amount earned under a long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan.

(9)
For Mr. Gehrmann, $262,800 in 2014 represents the annual bonus earned for that fiscal year, and $52,610 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. $176,457 in 2013 represents the annual bonus earned for that fiscal year, and $832,800 represents the amount earned under a long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan. $444,573 in 2012 represents the annual bonus earned for that fiscal year, and $416,400 represents the amount earned under the long-term incentive cash award granted in 2009.

(10)
The amounts in this column represent the "above market" interest earnings on Mr. Benson's supplemental retirement compensation. The "above market" amounts were calculated by subtracting the amount that would have been earned using 120% of the applicable federal long-term rate (AFR) as of the date the agreement was entered into with Mr. Benson (approximately 4.5% AFR), from the stipulated 7% interest earnings called for by the agreement.

(11)
No amounts are reported in other compensation if the total of such compensation is less than $10,000 for a year.

(12)
Other compensation for 2014 includes $420,517 of supplemental retirement compensation, $87,299 of "market-rate" interest on supplemental retirement compensation (not included in the "above market" interest described in note (10) above), $106,411 of matching deferred compensation and 401(k) contributions, $23,200 of automobile allowance, and $1,332 of insurance premiums. Other compensation for 2013 includes $281,775 of supplemental retirement compensation, $57,017 of "market-rate" interest on supplemental retirement compensation, $58,689 of matching deferred compensation contributions, $5,938 of automobile allowance, $1,332 of insurance premiums, and $1,126 for financial planning services. Other compensation for 2012 includes $279,013 of supplemental retirement compensation, $39,231 of "market-rate" interest on supplemental retirement compensation, $9,690 of matching deferred compensation contributions, $3,140 for financial planning services, and $1,436 of insurance premiums.

(13)
In 2014, Mr. Benson was paid $3,436,986 in connection with the settlement of litigation brought against Headwaters and Mr. Benson. As a part of the settlement, the parties to the litigation agreed to void, without admission of liability, a grant in November 2011 of 290,041 SAR units to Mr. Benson under the 2010 Incentive Compensation Plan. The grant-date fair value of the voided SARs is included in the amount reported in the column "Option awards" for 2012. Consistent with the terms of the litigation settlement, the Compensation Committee approved the payment to Mr. Benson of an amount representing the appreciation in value of the voided SARs. The payment equaled the difference between Headwaters' closing stock price on the computation date (approved by the Compensation Committee) of June 20, 2014 of $13.70 and the grant-date exercise price of $1.85, multiplied by 290,041. Effectively, the payment represented the value Mr. Benson would have received had the cancelled SARs been exercised on June 20, 2014.

(14)
Other compensation for 2014 includes $44,006 of matching deferred compensation and 401(k) contributions, $19,800 of automobile allowance, and $1,349 of insurance premiums. Other compensation for 2013 includes $16,655 of matching deferred compensation and 401(k) contributions, $5,054 of automobile allowance, and $1,276 of insurance premiums.

(15)
Other compensation for 2014 includes $38,517 of matching deferred compensation and 401(k) contributions, $19,800 of automobile allowance, and $1,262 of insurance premiums. Other compensation for 2013 includes $24,364 of matching deferred compensation and 401(k) contributions, $5,054 of automobile allowance, and $1,196 of insurance premiums.

(16)
Other compensation for 2014 includes $36,410 of vested retirement program contributions, $12,600 of automobile allowance, and $1,193 of insurance premiums. Other compensation for 2013 includes $10,528 of vested retirement program contributions, $5,815 of automobile allowance, and $1,176 of insurance premiums.

(17)
Other compensation for 2014 includes $14,151 of matching deferred compensation and 401(k) contributions and $1,233 of insurance premiums. Other compensation for 2013 includes $15,660 of matching deferred compensation and 401(k) contributions, $1,233 of insurance premiums, and $586 of automobile allowance.

Grants of Plan-Based Awards

        The following table sets forth information concerning plan-based awards granted during fiscal 2014 to the named executives. All awards were made from our 2010 Incentive Compensation Plan.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2014

						All other option awards: number of securities underlying SARs(1) (#)
		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock (#)		Exercise or base price of SAR awards ($/Sh)	Grant date fair value of stock and SAR awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kirk A. Benson	November 7, 2013	141,525	566,099	1,132,198	71,866	150,034	9.19	1,320,099
Donald P. Newman	November 7, 2013	40,901	163,602	327,204	13,351	27,874	9.19	245,249
Harlan M. Hatfield	November 7, 2013	30,801	123,202	246,404	10,054	20,990	9.19	184,682
Murphy K. Lents	November 7, 2013	15,100	60,399	120,798	4,929	10,291	9.19	90,544
William H. Gehrmann, III	November 7, 2013	15,100	60,399	120,798	4,929	10,291	9.19	90,544

(1)
The SAR awards are settled in shares of Headwaters stock when exercised and all have an exercise or base price of $9.19 per share and a 10-year term. All of the SARs vest over three years, provided that the 60-day average stock price exceeded a threshold of 120% of the stock price on the date of grant ($11.03) prior to September 30, 2016, which requirement was met during 2014.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning outstanding equity awards for the named executives as of September 30, 2014.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2014

	Option and SAR awards				Stock awards
Name	Number of securities underlying unexercised options / SARs (#) exercisable	Number of securities underlying unexercised options / SARs (#) unexercisable	Option / SAR exercise price ($)	Option / SAR expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)
Kirk A. Benson	195,144	0	13.57	September 30, 2017	63,126	791,600
	195,144	0	9.84	September 30, 2018
	195,144	0	4.60	September 30, 2019
	147,821	0	3.81	September 30, 2020
	470,000	0	1.85	September 30, 2021
	60,865	30,432	6.79	September 30, 2022
	50,011	100,023	9.19	September 30, 2023
Donald P. Newman	37,000	0	4.39	September 30, 2020	13,232	165,929
	130,788	0	1.85	September 30, 2021
	59,115	0	1.85	September 30, 2016
	17,330	8,665	6.79	September 30, 2022
	9,292	18,582	9.19	September 30, 2023
Harlan M. Hatfield	23,216	0	13.57	September 30, 2017	9,042	113,387
	23,216	0	9.84	September 30, 2018
	23,216	0	4.60	September 30, 2019
	22,073	0	3.81	September 30, 2020
	70,649	0	1.85	September 30, 2021
	15,966	0	1.85	September 30, 2016
	9,362	4,680	6.79	September 30, 2022
	6,997	13,993	9.19	September 30, 2023
Murphy K. Lents	21,461	0	13.57	September 30, 2017	6,508	81,610
	21,461	0	9.84	September 30, 2018
	25,000	0	4.60	September 30, 2019
	30,537	0	3.81	September 30, 2020
	97,264	0	1.85	September 30, 2021
	43,962	0	1.85	September 30, 2016
	12,888	6,444	6.79	September 30, 2022
	3,431	6,860	9.19	September 30, 2023
William H. Gehrmann, III	32,813	0	13.57	September 30, 2017	6,794	85,197
	32,813	0	9.84	September 30, 2018
	40,000	0	4.60	September 30, 2019
	32,927	0	3.81	September 30, 2020
	105,904	0	1.85	September 30, 2021
	71,801	0	1.85	September 30, 2016
	14,033	7,016	6.79	September 30, 2022
	3,431	6,860	9.19	September 30, 2023

(1)
Represents restricted stock, a portion of which vests on September 30, 2015 and a portion of which vests on September 30, 2016, as follows: Mr. Benson: 39,171 in 2015 and 23,955 in 2016; Mr. Newman: 8,782 in 2015 and 4,450 in 2016; Mr. Hatfield: 5,691 in 2015 and 3,351 in 2016; Mr. Lents: 4,865 in 2015 and 1,643 in 2016; and Mr. Gehrmann: 5,151 in 2015 and 1,643 in 2016.

Option Exercises and Stock Vested

        The following table sets forth information concerning fiscal 2014 option (SAR) exercises and restricted stock that vested during fiscal 2014 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2014

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kirk A. Benson(2)	0	0	39,172	491,217
Donald P. Newman	0	0	8,783	110,139
Harlan M. Hatfield	0	178,819	5,692	71,378
Murphy K. Lents	0	0	4,865	61,007
William H. Gehrmann, III	0	0	5,151	64,594

(1)
Represents cash received by the named executive upon exercise of cash-settled SARs.

(2)
Does not include the cash paid to Mr. Benson in connection with the settlement of litigation described in Note 13 to the Summary Compensation Table whereby the Compensation Committee approved payment to Mr. Benson of an amount representing the appreciation in value of certain voided SARs. Effectively, the referenced payment represented the value Mr. Benson would have received had the cancelled SARs been exercised on June 20, 2014.

Nonqualified Deferred Compensation

        Our non-qualified deferred compensation plan (DCP) allows eligible employees to make tax-deferred contributions of up to 50% of their base compensation and 100% of their incentive compensation. All of the named executives are eligible to participate in the DCP. The DCP is funded through a grantor trust and trust-owned life insurance on certain plan participants. The DCP is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code. The DCP provides investment opportunities that closely mirror the investments that participants can choose for 401(k) plan contributions. In certain instances, we match employee contributions up to a designated maximum rate and these matching contributions vest after three years of plan eligibility. The terms of participation in the DCP for the named executives are the same as for the other employees who have been approved by the Compensation Committee to participate.

        In 2010, we entered into an employment agreement with Mr. Benson that included a provision for a supplemental retirement compensation arrangement. This arrangement required us to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The account balance was to be further credited using a 7% annual interest rate, compounded annually. The allocations and interest are to be paid to Mr. Benson in a single lump sum upon his termination of employment. These provisions were continued unchanged when we renegotiated the agreement with Mr. Benson for the period commencing April 1, 2012 and were again continued, with one difference, when a subsequent agreement was negotiated with Mr. Benson in June 2014 for the period ending March 31, 2017. The most recent change was to increase our contribution requirement to 72.5% of base salary effective with the March 31, 2015 contribution date. This level of retirement compensation is intended to make up for retirement benefits not delivered by other compensation arrangements and was approved by the Compensation Committee.

        In 2013, we initiated an executive retirement program (ERP) designed to provide retirement benefits to certain designated officers and employees. There is no formal plan document governing this program, which operates and is funded at the sole discretion of the Compensation Committee. Although it is the current intent of the Committee to consider funding the ERP annually, there is no obligation to make contributions in any amount for any period. Our contributions to participants in the ERP vest 20% per year once a participant reaches the age of 61 and become fully vested at age 65. All of the named executives with the exception of Mr. Benson participate in the ERP; however, only Mr. Lents has an amount which is vested, which vested amounts are reflected in the table below. Future earnings are dependent on the investment selections made by participants, which investment options are the same as those available under the DCP described above.

        The following table sets forth information concerning the named executives' participation in the DCP during fiscal 2014, along with Mr. Benson's supplemental retirement compensation arrangement and Mr. Lents' vested participation in the ERP.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL 2014

Name	Executive contributions in fiscal 2014(1) ($)	Registrant contributions in fiscal 2014(1) ($)	Aggregate earnings in fiscal 2014(2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2014(3) ($)
Kirk A. Benson(4)	269,351	96,011	195,687	0	1,954,063
Kirk A. Benson(5)	0	420,517	113,923	0	1,684,437
Donald P. Newman	726,149	34,597	54,771	0	826,885
Harlan M. Hatfield	71,716	28,117	63,536	0	756,276
Murphy K. Lents(6)	0	31,146	0	0	46,938
William H. Gehrmann, III	17,243	2,778	89,281	0	608,210

(1)
All amounts reported as executive or registrant contributions are also included in the summary compensation table, either as salary or in other columns, as required.

(2)
With the exception of the stipulated earnings of $113,923 on Mr. Benson's supplemental retirement compensation arrangement, none of the amounts reported as aggregate earnings are included in the summary compensation table.

(3)
The amounts representing executive contributions, registrant contributions (except for Mr. Lents' unvested executive retirement program contribution), and stipulated earnings on Mr. Benson's supplemental retirement compensation arrangement in prior years have been included in prior years' compensation in the summary compensation table.

(4)
These amounts relate to Mr. Benson's participation in the DCP.

(5)
These amounts relate to Mr. Benson's supplemental retirement compensation arrangement.

(6)
These amounts relate to Mr. Lents' participation in the executive retirement program. The 2014 contribution to the program for Mr. Lents was $51,909, however only 60%, or $31,146, of that amount is vested. The aggregate balance at September 30, 2014 consists of the vested portions of both the 2014 and prior year contributions.

Other Potential Post-Employment Payments

        As of September 30, 2014, there were two named executives with employment contracts that required severance or other post-employment payments: Messrs. Benson and Newman.

        In accordance with the terms of his employment agreement, upon termination of Mr. Benson's employment, we and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson's time for a three-year period, for which Mr. Benson will receive annual remuneration of $300,000. If we terminate Mr. Benson's employment without cause or if Mr. Benson resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs. The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. In the event of such termination, all of Mr. Benson's outstanding equity awards shall become vested and immediately exercisable and all awards granted subsequent to June 2014 shall remain exercisable for a period of five years following termination. Also, Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year's bonus arrangement then in effect. Finally, upon termination for any reason, Mr. Benson will receive the full amount in his supplemental retirement compensation account, described above. If Mr. Benson would have terminated employment on September 30, 2014 and all of the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $6,492,141.

        In accordance with the terms of Mr. Newman's employment agreement, if we terminate Mr. Newman's employment without cause or if Mr. Newman resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs. The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. Also, Mr. Newman will be paid a prorated bonus calculated under the provisions of the fiscal year's bonus arrangement then in effect. If Mr. Newman would have terminated employment on September 30, 2014 and the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $1,475,134.

        The Compensation Committee has approved "Executive Change in Control Agreements" with certain of our officers, including all of the named executives. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards not continued by a successor. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for i) severance pay equal to a stipulated multiple of the sum of the person's current annual salary plus a bonus component based on either past bonuses paid or the target bonus for the fiscal year in which the change in control occurs; and ii) continuance of health and other benefits and perquisites for a stipulated period following the change in control. Further, if any long-term cash awards are not continued, payment shall be made based on the pro-rated level of performance achieved as of the end of the most recently completed fiscal quarter. If terminations associated with a change in control would have occurred on September 30, 2014, the cash severance payments due to the applicable named executives (including amounts due under long-term cash awards and the estimated costs of continuing benefits and perquisites) and the excess of the market value of unvested stock-based awards on that date above related exercise prices would have been as follows.

 POTENTIAL CHANGE IN CONTROL PAYMENTS AS OF SEPTEMBER 30, 2014

Name	($)
Kirk A. Benson(1)	10,324,715
Donald P. Newman	2,785,002
Harlan M. Hatfield	2,145,521
Murphy K. Lents(2)	2,124,873
William H. Gehrmann, III	1,744,663

(1)
Includes $1,684,437 related to Mr. Benson's supplemental retirement compensation arrangement.

(2)
Includes $46,938 related to Mr. Lent's vested portion of executive retirement program contributions.

Summary Information about Incentive Compensation Plans

        We have five incentive compensation plans under which outstanding awards have been granted, four of which have been approved by stockholders. In connection with stockholder approval of the newest plan, the 2010 Incentive Compensation Plan (2010 ICP), we undertook to not issue any additional stock-based awards under any of our other existing incentive compensation plans. As of September 30, 2014, options, SARs and other awards for approximately 3,912,000 shares of common stock could be granted under the 2010 ICP; however, following grants, cancellations and forfeitures of equity-based awards subsequent to September 30, 2014, approximately 3,590,000 shares were available for future grants under the 2010 ICP as of December 31, 2014.

        We use newly issued shares to meet our obligations to issue stock when awards are exercised. The Compensation Committee, or in its absence, the full Board, administers and interprets all incentive compensation plans. This Committee is authorized to grant stock-based awards and other awards both under the plans and outside of any plan to eligible employees, officers, directors, and consultants. Terms of awards granted under the plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Most outstanding awards granted under the plans vest over a three-year period, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

        1995 Stock Option Plan.    A total of 2,400,000 shares of common stock are reserved for issuance under the 1995 Stock Option Plan, which expired in 2005. The 1995 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

        2002 Stock Incentive Plan.    In 2002, the Board of Directors adopted the 2002 Stock Incentive Plan. The number of shares reserved under the 2002 Plan is 1,500,000. NSOs, restricted stock, SARs and stock units could be granted under the 2002 Plan. ISOs could not be granted under the 2002 Plan, which expired in 2012.

        2003 Stock Incentive Plan.    In 2003, the Board of Directors adopted the 2003 Stock Incentive Plan. The 2003 Plan was approved by stockholders at the 2003 annual meeting. In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000. Amendment No. 1 to the 2003 Plan was approved by stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units could be granted under the 2003 Plan, which expired in 2013.

        Long Term Incentive Compensation Plan.    In 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (LTIP). The LTIP was approved by stockholders at the 2005 annual meeting. In December 2008, the Board of Directors approved amendments to the LTIP, including an increase in the number of shares available for award grants to 2,200,000. The LTIP amendments were approved by stockholders at the 2009 annual meeting. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The LTIP expires in March 2015.

        2010 Incentive Compensation Plan.    In December 2009, the Board of Directors adopted, subject to stockholder approval, the 2010 ICP, which was approved by stockholders at the 2010 annual meeting. The 2010 ICP authorized the issuance of up to 2,500,000 shares of common stock for stock-based incentives, as well as certain cash incentives, as determined by the Compensation Committee. In December 2011, the Board of Directors approved, subject to stockholder approval, an increase of 2,700,000 in the number of shares available for issuance under the 2010 ICP, from 2,500,000 shares to

5,200,000 shares, which was approved by stockholders at the 2012 annual meeting. The 2010 ICP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. The Committee has discretionary authority to establish minimum vesting requirements. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The 2010 ICP expires in December 2019.

        Other Options.    In addition to options granted under the above-described plans, we have periodically granted options for the purchase of common stock to employees, officers, directors and consultants outside those plans, though not since 2004, and none of those options remain outstanding as of September 30, 2014.

        Stockholder Approval of Equity Compensation Plans.    The following table presents information as of September 30, 2014 about our common stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of our existing incentive compensation plans and individual arrangements. As described above, we have five incentive compensation plans under which options and other awards have been or could be granted. The 1995 Plan, the 2003 Plan, the LTIP and the 2010 ICP have been approved by stockholders. The 2002 Plan has not been approved by stockholders. The amounts included in the caption "not approved by stockholders" in the table below represent amounts relating to the 2002 Plan.

(shares in thousands)
Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in the first column)
Plans approved by stockholders	3,811	$7.51	3,912
Plan not approved by stockholders	292	14.14	0

Total	4,103	$7.98	3,912

        No Loans for Option Exercises.    It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

2000 Employee Stock Purchase Plan

        The Board approved the 2000 Employee Stock Purchase Plan (ESPP) to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. The ESPP, including all subsequent material amendments, has been approved by stockholders. A total of 4,250,000 shares of common stock have been reserved for issuance under the ESPP, and approximately 2,366,000 shares remain available for future issuance as of September 30, 2014. In accordance with terms of the ESPP, participating employees purchase shares of stock directly from us and we provide newly-issued shares to meet our commitment under the ESPP. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the fair market value at the end of each quarterly offering period.

Incentive Bonus Plan

        The Incentive Bonus Plan (IBP), the specifics of which are approved annually by the Compensation Committee, provides for annual cash bonuses to be paid if we accomplish certain financial goals and if participating employees meet individual goals. Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed at the end of the fiscal year, provided our goals and the participant's individual goals are met or exceeded. Participants in the IBP are selected based on their roles and responsibilities.

Long-Term Incentive Cash Awards

        Cash Performance Unit Awards.    In 2009, the Compensation Committee approved grants of performance unit awards to certain officers and employees, including all of the named executives except for Mr. Newman, which awards were granted under the LTIP. The awards were to be settled in cash, based on the achievement of goals tied to cumulative divisional cash flow generated subsequent to September 30, 2008 and prior to September 30, 2028, at which time the awards were to expire, if not forfeited earlier. For these awards, cash flow was generally defined as operating income plus depreciation, amortization and asset impairments, reduced by capital expenditures. Payments vested according to a predetermined schedule as cash flow accumulated over time.

        In 2010, the Committee terminated the performance unit awards for all participants in the corporate business unit, including Messrs. Benson and Hatfield, and assigned a five-year performance period which ended September 30, 2013 to the cash flow goals for the remaining participating business units. Mr. Gehrmann earned $416,400 and $832,800 in 2012 and 2013, respectively, and Mr. Lents earned $125,000 in 2012 under these awards. Effective October 1, 2012, certain additional business units, including the business unit employing Mr. Lents, ended their participation in these performance unit awards.

        Also in 2010, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to certain officers and employees in the corporate business unit, including Messrs. Benson and Hatfield, to be settled in cash, based on the achievement of goals related to consolidated cash flow generated in the second half of fiscal 2010. For purposes of these awards, cash flow was generally defined as operating income plus depreciation, amortization, asset impairments and Section 45 tax credits, reduced by capital expenditures. The awards were calculated using a target compensation amount for each participant and were adjusted, subject to prescribed limitations, based on the actual consolidated cash flow generated during the six-month performance period ended September 30, 2010, using a threshold/target/maximum adjustment structure. The actual cash flow generated during the performance period exceeded the maximum level, and the awards provided for 50% vesting as of September 30, 2011 and 50% vesting as of September 30, 2012, provided the participant was still employed on the vest dates. Prior to settlement in cash, the awards were further adjusted using our average stock price for the 60 days immediately preceding each vest date. Mr. Benson earned $1,328,360 in 2012 and Mr. Hatfield earned $211,419 in 2012 related to the 2010 awards.

        In 2011, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to participants in the corporate business unit, including Messrs. Benson, Newman and Hatfield, related to consolidated cash flow generated during 2011. The terms of the 2011 awards were similar to those described above for 2010 except that the awards were not further adjusted for stock price changes after September 30, 2011. Because the actual consolidated cash flow generated during 2011 was below the threshold, these awards did not vest and no compensation was earned.

        In 2012, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to participants in the corporate business unit, including Messrs. Benson, Newman and Hatfield, related to consolidated cash flow generated during 2012, with terms similar to those described above for 2011. The actual cash flow generated during the 2012 performance period exceeded the maximum level, and the awards provided for 50% vesting as of September 30, 2013 and 50% vesting as of September 30, 2014, provided the participant was still employed on the vest dates. Mr. Benson earned $1,612,810 in both 2013 and 2014 related to the 2012 awards; Mr. Newman earned $626,591 in 2013 and 2014; and Mr. Hatfield earned $338,472 in 2013 and 2014.

        In 2013, the Committee approved grants of performance unit awards to participants in certain business units, including all of the named executives except for Mr. Gehrmann, related to cash flow generated during 2013, with terms similar to those described above for 2012. The following amounts were earned by the named executives in 2014 related to the 2013 awards: Mr. Benson—$661,844; Mr. Newman—$188,446; Mr. Hatfield—$101,795; Mr. Lents—$168,847.

        In 2014, the Committee approved grants of performance unit awards to participants in certain business units, including all of the named executives, related to cash flow generated during 2014, with terms similar to those described above for 2012 and 2013, with an added feature that provides for potential further adjustment based on cash flows generated in 2015 and 2016. The estimated grant-date threshold, target, and maximum payouts for the 2014 awards are reflected in the section above titled Grants of Plan-Based Awards. Approximately $5,100,000 of expense was recognized for these awards during 2014, of which approximately $400,000 was earned by the employees in one business unit in 2014, including Mr. Gehrmann who earned $52,610 related to these awards in 2014.

        Subsequent to September 30, 2014, the Committee approved grants of performance unit awards to participants in certain business units related to cash flow generated during 2015, with terms similar to those described above for 2014. Expense for these awards will be recognized during 2015, with potential adjustments in 2016 and 2017, depending on cash flows generated in those years.

        Cash-Settled SAR Grants.    In 2011, the Committee approved grants to certain employees, but none of the named executives, of approximately 400,000 cash-settled SARs, approximately 100,000 of which remain outstanding as of September 30, 2014. These SARs vested in annual installments through September 30, 2013, provided the participant was still employed at the respective vest dates, and are settled in cash upon exercise by the employee. The SARs terminate on September 30, 2015 and must be exercised on or before that date. As of September 30, 2014, approximately $900,000 has been accrued for outstanding awards because the stock price at September 30, 2014 was above the grant-date stock price of $3.81. Future changes in our stock price in any amount above $3.81 through September 30, 2015 will result in adjustment to the expected remaining liability, which adjustment (whether positive or negative) will be reflected in our statement of operations each quarter.

        In 2012, the Committee approved grants to certain officers and employees, including all of the named executives, of approximately 1,000,000 cash-settled SARs, approximately 400,000 of which remain outstanding as of September 30, 2014. These SARs have terms similar to those described above, except they could not vest until and unless the 60-day average stock price exceeded approximately 135% of the stock price on the date of grant (or $2.50), which occurred during 2012. Approximately $4,600,000 has been accrued for outstanding awards as of September 30, 2014 because the stock price at September 30, 2014 was above the grant-date stock price of $1.85. Future changes in our stock price in any amount above $1.85 through September 30, 2016, the date these SARs expire, will result in adjustment to the expected remaining liability, which adjustment (whether positive or negative) will be reflected in our statement of operations each quarter.

DIRECTOR COMPENSATION

        In 2014, our non-employee directors earned an annual cash retainer and we also made contributions on behalf of each non-employee director to the Director Deferred Compensation Plan (DDCP). We also pay members of the Board an additional cash retainer for any additional responsibilities associated with service on Board committees, as described below. The directors, at their option, can elect to have all or a portion of their cash retainers contributed to the DDCP and Ms. Summers made the election to do so in lieu of receiving cash payments. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Kirk A. Benson is not included in the director compensation table below.

        Effective beginning July 1, 2014, all outside directors earn base annual cash compensation of $70,000, which we pay quarterly. The following additional annual compensation amounts are also paid in quarterly installments: Vice Chair of the Board—$25,000; chairs of all committees—$20,000; other members of committees—$10,000. In addition, Ms. Summers was paid $15,000 in 2014 for her services on a special committee with responsibilities related to a litigation matter.

        The following table sets forth the compensation we paid our non-employee directors in 2014. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2014.

DIRECTOR COMPENSATION TABLE—FISCAL 2014

Name	Fees earned or paid in cash ($)	Change in pension value and non-qualified deferred compensation earnings(1) ($)	All other compensation(2) ($)	Total ($)
R Sam Christensen	78,750	18,820	80,000	177,570
Blake O. Fisher, Jr.	82,500	66,417	80,000	228,917
James A. Herickhoff	96,250	53,042	80,000	229,292
Malyn K. Malquist	80,000	12,222	80,000	172,222
Sylvia Summers	15,000	26,947	151,250	193,197

(1)
Represents earnings on Company contributions to the DDCP.

(2)
Represents Company contributions to the DDCP.

        In January 2012, the Board of Directors approved the deferred compensation plan for our non-employee directors (DDCP). The DDCP is a nonqualified plan that allows us and our directors to make tax-deferred contributions of certain compensation. During 2014, we contributed $20,000 each quarter for each director into the DCPP. Directors also have the option of contributing their cash retainers to the DDCP in lieu of receiving cash. The directors choose from various options how the deferred compensation is to be invested and one of the investment options is Headwaters common stock. When an eligible director chooses our stock as an investment option, we purchase the common stock in accordance with the director's request and hold the shares until such time as the deferred compensation obligation becomes payable, normally when the director retires from the Board. At such time, the shares held by us are distributed to the director in satisfaction of the obligation.

Outstanding Stock Awards

        The following table sets forth for each director outstanding options and restricted stock units as of September 30, 2014, all of which were awarded in years prior to 2014 and all of which are fully vested.

 DIRECTOR OUTSTANDING STOCK AWARDS AS OF SEPTEMBER 30, 2014

Name	Options (#)	Restricted stock units (#)
R Sam Christensen	36,000	38,035
Blake O. Fisher, Jr.	48,000	38,035
James A. Herickhoff	48,000	38,035
Malyn K. Malquist	36,000	38,035
Sylvia Summers	0	0

Director Stock Ownership Policy

        The Board has adopted a stock ownership policy for directors, setting forth minimum ownership requirements for Company common stock. The purpose of the requirement is to ensure that directors have financial interests that are directly aligned with stockholders. The current stock ownership requirement is that directors have stock valued at four times their base annual cash compensation, or $280,000. For purposes of this requirement, stock held at the end of the fiscal year, including Headwaters stock in the DDCP held on behalf of directors plus restricted stock units, is valued using the average closing stock price for the fiscal year. New directors have four years to comply with the stock ownership policy. As of September 30, 2014, all directors except Ms. Summers, who joined the board on January 1, 2013, were in compliance with the ownership requirement. As of September 30, 2014, the total number of shares owned by each director, including stock in the DDCP and vested restricted stock units, and the value of those shares was as follows.

DIRECTOR STOCK OWNERSHIP AS OF SEPTEMBER 30, 2014

Name	Shares of Stock Owned (#)	Value of Stock Owned ($)
R Sam Christensen	60,000	697,148
Blake O. Fisher, Jr.	65,497	761,018
James A. Herickhoff	69,529	807,866
Malyn K. Malquist	54,035	627,840
Sylvia Summers	9,841	114,344

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information as of December 31, 2014 regarding the beneficial ownership of our common stock, for:

  •
  each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

  •
  each director;

  •
  each named executive; and

  •
  all directors and executive officers as a group.

        We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of December 31, 2014 there were 73,686,067 shares of common stock outstanding. As of that date, there were outstanding options to purchase 105,000 shares of common stock, and there were 3,909,147 stock-settled SARs and 152,140 restricted stock units outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
5% Stockholders:
Jeffrey L. Gates, President, Gates Capital Management, Inc.(3)	8,040,653		10.9%
1177 Ave. of the Americas, 32nd Floor New York, New York 10036
Steven M. Hoffman, Vice President Wellington Management Company, LLP(4)	7,424,129		10.1%
280 Congress Street Boston, MA 02210
Chris Leavy, Chief Investment Officer BlackRock, Inc.(5)	6,513,917		8.8%
40 East 52nd Street New York, NY 10022
Joshua A. Lobel, Manager Archer Capital Management, L.P.(6)	5,235,097		7.1%
570 Lexington Avenue, 40th Floor New York, New York 10022
Directors:
Kirk A. Benson	2,903,796	(7)	3.9%
R Sam Christensen	96,000	(8)	*
Malyn K. Malquist	90,035	(9)	*
James A. Herickhoff	83,016	(10)	*
Blake O. Fisher, Jr.	78,984	(11)	*
Sylvia Summers	11,421	(12)	*
Thomas N. Chieffe	0		*
Executive Officers:
William H. Gehrmann, III	334,954	(13)	*
Donald P. Newman	311,329	(14)	*
Harlan M. Hatfield	292,045	(15)	*
Murphy K. Lents	267,786	(16)	*
All directors and executive officers as a group (13 persons)	4,668,949	(17)	6.1%

*
Less than 1%

(1)
The address of each director and officer is c/o Headwaters Incorporated, 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from December 31, 2014, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of December 31, 2014.

(3)
Based on the statements on Schedule 13G filed with the SEC on February 14, 2014, Gates Capital Management, Inc. has shared voting power over 8,040,653 shares and shared dispositive power over 8,040,653 shares.

(4)
Based on the statements on Schedule 13G filed with the SEC on October 10, 2014, Wellington Management Company, LLP has shared voting power over 6,392,016 shares and shared dispositive power over 7,424,129 shares.

(5)
Based on the statements on Schedule 13G filed with the SEC on January 29, 2014, BlackRock, Inc. has sole voting power over 6,311,210 shares and sole dispositive power over 6,513,917 shares.

(6)
Based on the statements on Schedule 13G filed with the SEC on February 14, 2014, Archer Capital Management, L.P. has shared voting power over 5,235,097 shares and shared dispositive power over 5,235,097 shares.

(7)
Consists of 1,589,667 shares owned by Mr. Benson and 1,314,129 SARs exercisable within 60 days of December 31, 2014.

(8)
Consists of 21,965 shares owned by a limited liability company, of which Mr. Christensen is the Managing Member and a Trustee of the majority owner and controlling member, options to purchase 36,000 shares held by Mr. Christensen exercisable within 60 days of December 31, 2014, and vested restricted stock units for 38,035 shares obtainable upon termination.

(9)
Consists of 16,000 shares owned by Mr. Malquist, options to purchase 36,000 shares held by Mr. Malquist exercisable within 60 days of December 31, 2014, and vested restricted stock units for 38,035 shares obtainable upon termination.

(10)
Consists of 11,800 shares owned by Mr. Herickhoff, options to purchase 12,000 shares held by Mr. Herickhoff exercisable within 60 days of December 31, 2014, vested restricted stock units for 38,035 shares obtainable upon termination and 21,181 shares held on behalf of Mr. Herickhoff in the DDCP.

(11)
Consists of 4,000 shares owned by Mr. Fisher, options to purchase 12,000 shares held by Mr. Fisher exercisable within 60 days of December 31, 2014, vested restricted stock units for 38,035 shares obtainable upon termination, and 24,949 shares held on behalf of Mr. Fisher in the DDCP.

(12)
Consists of 11,421 shares held on behalf of Ms. Summers in the DDCP.

(13)
Consists of 73,033 shares owned by Mr. Gehrmann and 261,921 SARs exercisable within 60 days of December 31, 2014.

(14)
Consists of 116,919 shares owned by Mr. Newman and 194,410 SARs exercisable within 60 days of December 31, 2014.

(15)
Consists of 113,316 shares owned by Mr. Hatfield and 178,729 SARs exercisable within 60 days of December 31, 2014.

(16)
Consists of 55,744 shares owned by Mr. Lents and 212,042 SARs exercisable within 60 days of December 31, 2014.

(17)
Consists of 2,041,204 shares issued and outstanding, options to purchase 96,000 shares exercisable within 60 days of December 31, 2014, 2,322,054 SARs exercisable within 60 days of December 31, 2014, vested restricted stock units for 152,140 shares obtainable upon termination of certain directors, and 57,551 shares held on behalf of certain directors in the DDCP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2014 and on representations that no other reports were required, we believe that during the 2014 fiscal year all applicable Section 16(a) filing requirements were met.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Management and Others

        We maintain policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons or related parties. Our Code of

Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

        Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

        Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under "Corporate Governance—Board Leadership Structure and Independence" above. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

        We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

        Insurance Benefits.    We purchase certain insurance benefits for our employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker and Mr. Weller, a director who retired from the Board in 2014, was a principal. Providers of insurance services to us paid Wansutter commissions totaling approximately $141,000 in fiscal 2012; $67,000 in fiscal 2013 and $68,000 in fiscal 2014.

        Southwest Concrete Products (SCP).    Until December 2013, SCP, one of our subsidiaries, obtained a majority of its transportation through Statewide Transportation Service L.P., a company for which two of the principals are related to Mr. Whisnant, an officer of SCP. Costs incurred were approximately $5,798,000 in fiscal 2012, $6,426,000 in fiscal 2013 and $1,439,000 in fiscal 2014.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

        The Board of Directors is divided into three classes, currently comprised of three Class I directors whose terms will expire at the 2016 annual meeting; two Class II directors, one of whose term will expire at the 2017 annual meeting and one of whom is standing for election at the annual meeting; and two Class III directors, both of whom are standing for election at the annual meeting. The Board believes that a classified board of directors provides continuity and stability in pursuing the Company's policies and strategies and reinforces its commitment to long term perspective and value creation.

Nominees for Election as Director

        At the time of the annual meeting, the Board will consist of seven directors: Kirk A. Benson, Thomas N. Chieffe, R Sam Christensen, Blake O. Fisher, Jr., James A. Herickhoff, Malyn K. Malquist, and Sylvia Summers. At the annual meeting, the stockholders will elect one Class II director to serve until the 2017 annual meeting and two Class III directors to serve until the 2018 annual meeting, or until their successors are duly elected and qualified.

        The Board proposes that the individuals listed below as Class II and Class III nominees be elected as Class II and Class III directors, respectively. The nominees have consented to serve if elected to the Board. In the event that any nominee is unable to serve as director at the time of the annual meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted FOR such substitute nominee as shall be designated by the Board to fill the vacancy.

        The name of the Class II nominee, together with certain information about him, is set forth below:

Name	Age	Position with Headwaters	Director Since
Thomas N. Chieffe	57	Director	2014

        Thomas N. Chieffe has served as a Director of Headwaters since October 2014. Mr. Chieffe has over 20 years of building products experience and currently serves as the Chief Executive Officer of RSI Cabinets, a division of RSI Home Products, Inc. Prior to joining RSI Cabinets, he was an Operating Executive for Oaktree Capital, a global asset management firm. Previously, Mr. Chieffe served as President and CEO of Associated Materials Incorporated, a producer and distributor of windows, siding and other building products. Before his time with Associated Materials, Mr. Chieffe held various executive positions with Masco Corporation, including Group Vice President of the Retail Cabinet Group. He currently sits on the board of directors for Knape and Vogt and Dayton Superior Corporation. He graduated from Clarion University of Pennsylvania with a Bachelor of Science degree in Business Administration.

        Experience, Qualifications, Attributes, and Skills:    Mr. Chieffe brings extensive experience in the building products industry, including expertise in strategic planning, business acquisitions, lean manufacturing, distribution, sales and marketing, brand building and general management. Mr. Chieffe's skills will help the Company's efforts to grow in niche product categories as well as improve its existing operations. He also has a track record of shareholder value creation at both Associated Materials and Masco and has experience in financial planning and oversight.

        The names of the Class III nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	70	Director	2004
James A. Herickhoff	72	Vice Chairman and Director	1997

        Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. From May 2004 through 2008 Mr. Fisher was involved in management and financial consulting to the telecommunications and utility industries including providing consultation to the Rural Utilities Service's broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company's Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that, Mr. Fisher spent 23 years in several management positions with

Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of inContact, Inc. in 2004 and currently serves as chairman of the Audit Committee and is also on the Governance and Compensation Committees of that company.

        Experience, Qualifications, Attributes, and Skills:    Mr. Fisher lends financial, management, and public company experience to the Headwaters Board. He has worked in the utilities industry, serving in senior leadership positions, including three stints as a chief financial officer. His leadership includes experience with public companies and in public debt and equity capital markets. Mr. Fisher's ongoing service as a director of inContact, Inc., including work on its audit, compensation, and governance committees provides Headwater's Board with insight into public company governance.

        James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company's (ARCO's) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

        Experience, Qualifications, Attributes, and Skills:    Mr. Herickhoff's leadership experience enables him to provide our Board with guidance and insight regarding Headwaters' strategies, opportunities, and risks. Mr. Herickhoff has managed large operations in basic materials industries. For seven years he was President of ARCO's coal mines and is currently CEO of American Talc Company. His experience with American Talc Company provides Mr. Herickhoff with direct experience in the building products industry and insight into construction markets served by Headwaters. At both American Talc and ARCO, he developed and implemented strategies resulting in significant growth. He is a frequent contributor to Board discussions of operational efficiencies, product competitiveness, and regulatory compliance. Mr. Herickhoff has more than a decade of experience as an independent director giving him extensive knowledge about the Company and making him well suited to serve as the Vice Chairman of the Board.

Directors Not Standing for Election

        The names of the directors who are not standing for election at the annual meeting are R Sam Christensen, Malyn K. Malquist and Sylvia Summers, Class I directors whose terms expire in 2016, and Kirk A. Benson, a Class II director whose term expires in 2017. Information about these directors is set forth below.

        Class I directors:

Name	Age	Position with Headwaters	Director Since
R Sam Christensen	66	Director	2003
Malyn K. Malquist	62	Director	2003
Sylvia Summers	61	Director	2013

        R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing BBV, LLC and Black Bear Ventures, LLC, both of which are private investment firms, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972.

        Experience, Qualifications, Attributes, and Skills:    Mr. Christensen brings executive, financial, and operational experience to the Headwaters Board and its Audit Committee. Mr. Christensen's accounting education, audit practice with Touche Ross & Co., and executive and financial business leadership experience allow him to help the Board understand the Company's financial results and supervise the relationship with the Company's independent auditors as Chairman of the Audit Committee. Mr. Christensen's experience in evaluating business opportunities and in directing investments, acquisitions, and divestitures help provide the Board with resources to assess new products and businesses as Headwaters implements its growth strategy.

        Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist worked for Avista Corp., an energy utility in the Pacific Northwest, from September 2002 through March 2009, and served as the Chief Financial Officer for almost six years. Mr. Malquist continues to provide consulting services for Avista Corp. Mr. Malquist has 30 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist became a director of TC Pipelines LP in 2011 and currently serves as chairman of the Audit Committee of that company. Mr. Malquist received BA and MBA degrees from Brigham Young University.

        Experience, Qualifications, Attributes, and Skills:    Mr. Malquist has extensive experience serving in financial and other executive leadership positions of public companies, including two positions as a chief financial officer. Mr. Malquist also brings knowledge to the Board of utility electric power generation, an important industry to Headwaters' business. Mr. Malquist understands and has participated in public debt and equity capital markets over his career and helps our Board assess capital needs and strategy.

        Sylvia Summers has served as a Director of Headwaters since January 2013. Ms. Summers has worked in the high tech industry for 35 years, where she held a variety of management positions in research and development, operations and marketing, residing both in Europe and the U.S. and managing large teams in Asia, in particular Greater China and Japan. For 18 years, she was in charge of large operations for such companies as Cisco, Spansion and Trident Microsystems. During the past 13 years, Ms. Summers has served on the Boards of four U.S. public companies where she was a member of various audit, compensation, governance and mergers and acquisitions committees. In 2013, Ms. Summers became a director for Semtech Corporation, a global supplier of analog and mixed-signal semiconductor products, and currently serves on the Compensation Committee of that company. Ms. Summers has dual French and U.S. citizenship and is fluent in French and English. Ms. Summers received a BS degree in electrical engineering from Ecole Polytechnique Feminine (France) in 1976, an MS degree in electrical engineering from the University of California at Berkeley in 1977, and an MBA degree from Thomson CSF (France) in 1988.

        Experience, Qualifications, Attributes, and Skills:    Ms. Summers brings a broad operations and management background to the Board. In addition to experience leading and transforming companies, Ms. Summers has experience in marketing, process streamlining, resource optimization and in the negotiation and integration of acquired businesses. Ms. Summers also has financial expertise, an understanding of corporate governance issues and, due to her multicultural background and other experiences, an ability to understand and guide sensitive human resource situations.

        Class II director:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	64	Chairman and Chief Executive Officer	1999

        Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

        Experience, Qualifications, Attributes, and Skills:    Mr. Benson's long tenure as CEO of Headwaters has provided him with detailed knowledge of the Company. He has overseen its growth and transformation from a $5 million alternative energy company to a $700 million construction products business. He has insightful relationships with all the senior managers at Headwaters, as well as other stakeholders of Headwaters, including institutional investors. These leadership experiences allow Mr. Benson to communicate relevant information about Headwaters to the Board efficiently and effectively. He has extensive operational experience that provides the Board with timely and valuable insights into Company financial reports, opportunities, and risks. Mr. Benson's broad education and experience in business, tax, accounting, and law allow him to contribute to a wide variety of Board processes and decisions.

        Your Board of Directors unanimously recommends a vote FOR the election of Messrs. Chieffe, Fisher and Herickhoff.

 PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee and the Board have appointed BDO USA, LLP, independent certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2015 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

Audit and Non-Audit Fees

        The following table summarizes the fees paid or payable to BDO USA, LLP for services rendered for the fiscal years ended September 30, 2013 and 2014. Audit fees include the cost of our annual audit and audits of our subsidiaries, including the independent auditors' assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consent of our independent auditors, and comfort letters provided to underwriters.

        Tax fees consisted primarily of compliance tax filings and consultations regarding that compliance work. The Audit Committee approved all of the fees for both 2013 and 2014.

	Fees Paid for Fiscal Year 2013	Fees Paid for Fiscal Year 2014
Audit fees	$940,257	$1,095,233
Audit-related fees	0	0
Tax fees	526,786	513,931
All other fees	0	0

Total	$1,467,043	$1,609,164

        The Audit Committee is informed of and approves all services BDO provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee of these matters, the amount invoiced for the services performed is added back to the pre-approved $100,000 limit.

        The affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the annual meeting and entitled to vote is required. If stockholders do not ratify the appointment of BDO, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A BDO representative is expected to attend the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        Your Board of Directors unanimously recommends a vote FOR ratification of BDO USA, LLP as Headwaters' independent auditors.

 PROPOSAL NO. 3—REAPPROVAL OF 2010 INCENTIVE COMPENSATION PLAN

        In February 2010, stockholders approved the Headwaters Incorporated 2010 Incentive Compensation Plan (the 2010 ICP), under which eligible participants, including employees, consultants and members of the Board of Directors of Headwaters and its subsidiaries and affiliates selected to participate by the Compensation Committee (Participants), are eligible to receive incentive compensation. In February 2012, stockholders approved a 2,700,000 share increase in the number of shares available for issuance under the 2010 ICP, from 2,500,000 shares to 5,200,000 shares.

        The Board of Directors believes that it is in our best interests to be able to continue to provide a means by which our employees, officers, consultants and directors can receive financial incentives to strive for long-term creation of stockholder value, that the 2010 ICP is an effective tool to attract, retain and motivate participants, and recommends reapproval, without modification, of the 2010 ICP as currently amended. This reapproval will allow the Company to continue to deduct for tax purposes, under Section 162(m) of the Internal Revenue Code, certain incentive compensation paid to participants. The proposal does not include an increase in the shares to be made available for issuance under the 2010 ICP.

        The following description of the 2010 ICP is a summary only. A copy of the original 2010 ICP is filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The Amendment approved by stockholders in February 2012 is filed as an exhibit to our Current Report on Form 8-K filed on February 27, 2012. Alternatively, a copy of the 2010 ICP is available without charge upon stockholder request to Sharon A. Madden, Vice President of Investor Relations, Headwaters Incorporated, 10701 South River Front Parkway, Suite 300, South Jordan, UT 84095.

Description of 2010 ICP

        Purpose of the 2010 ICP.    The purpose of the 2010 ICP is to promote the success of Headwaters Incorporated and its subsidiaries by providing financial incentive for employees, officers, consultants and directors to strive for long-term creation of stockholder value. The 2010 ICP provides long-term incentives to managers of Headwaters and its subsidiaries and affiliates who are able to contribute towards the creation of or have created stockholder value by providing them stock appreciation rights, restricted stock, stock options and other stock and cash incentives. Key strategic objectives in our compensation program are to closely align management's interests with the long-term interests of our stockholders, and to encourage managers to behave like owners of the business by rewarding them when stockholder value is created. We believe that by allowing Headwaters to offer long-term performance-based compensation through the 2010 ICP, Headwaters will continue to be able to attract, motivate, and retain experienced and highly qualified employees, officers, consultants and directors who will contribute to Headwaters' financial success.

        Term of the Plan.    No awards under the 2010 ICP may be made on or after December 2019, the tenth anniversary of the adoption of the 2010 ICP.

        Authorized Shares.    The total number of shares of Common Stock available for delivery pursuant to awards under the 2010 ICP over its entire term will be 5,200,000 (subject to the adjustment provisions discussed below), which represents approximately 7.1% of Headwaters' common shares currently outstanding, plus shares subject to outstanding awards under our existing incentive plans as of the effective date that are forfeited or terminated before being exercised.

        Administration.    The 2010 ICP is administered by the Compensation Committee which is appointed by the Board and which consists of at least two members of the Board who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), and the regulations and interpretations promulgated thereunder. The Compensation Committee has the sole discretion and authority to administer and interpret the 2010 ICP.

        Participation.    Employees and consultants of Headwaters and its subsidiaries and affiliates and members of the Board of Directors of Headwaters are eligible to participate in the 2010 ICP. Participants in the 2010 ICP are selected based on their roles and responsibilities in the performance of Headwaters and are subject to the approval of the Compensation Committee.

        Types of Awards.    The 2010 ICP authorizes the grant of several types of awards, including incentive stock options (ISOs), non-qualified stock options (NSOs), stock appreciation rights (SARs), restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards, and other performance awards.

        Vesting of 2010 ICP Awards.    The Compensation Committee has the discretion to establish minimum vesting requirements that must be followed for awards under the 2010 ICP. In addition, the Compensation Committee has discretion to accelerate the vesting of the 2010 ICP awards in the event of a Change in Control of Headwaters (as defined in the 2010 ICP).

        Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock.    The Restricted Stock, Restricted Stock Units and Performance Shares granted under the 2010 ICP in any one calendar year shall not relate to more than 300,000 shares of Common Stock in the aggregate, provided, that any portion of such 300,000 share limit not reserved for grants of Restricted Stock, Restricted Stock Units or Performance Shares made in any calendar year beginning in 2010, shall be added to the 300,000 share limit for subsequent calendar years.

        Maximum Award.    No Participant may receive in any calendar year: (i) stock options relating to more than 500,000 shares; (ii) restricted stock or restricted stock units that are subject to the attainment of performance goals (as described below) relating to more than 500,000 shares; (iii) SARs relating to more than 500,000 shares; or (iv) performance shares relating to more than 500,000 shares. The maximum cash payment that may be made to a single Participant under a single Performance Unit or other cash award in any calendar year shall not exceed $20,000,000.

Stock Options

        ISOs and NSOs.    ISOs and NSOs are both stock options allowing the recipient to purchase a fixed number of shares of our Common Stock for a fixed price. Under the 2010 ICP, the exercise price of any option must be not less than the fair market value, as defined in the 2010 ICP, of our Common Stock on the grant date. The 2010 ICP permits the Compensation Committee to include various terms in the options in order to enhance the linkage between stockholder and management interests. The 2010 ICP provides that the term of any option granted may not exceed ten years and that each option may be exercised for such period as may be specified by our Compensation Committee in the grant of the option.

        Fair Market Value.    For purposes of the 2010 ICP, the fair market value of our common stock will mean the closing sale price of our common stock at four o'clock p.m. (Eastern Time), on the principal United States national stock exchange on which the common stock of the Company is traded, as determined by the Committee, or, if the common stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the common stock was so traded, or, if the common stock is not traded on a United States national stock exchange, such other amount as may be determined by the Compensation Committee by any fair and reasonable means. The fair market value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

        Stock Appreciation Rights.    SARs constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of Headwaters' Common Stock on the exercise date. The exercise price of a SAR must be no less than the fair market value of our Common Stock on the grant date. SARs may be granted alone or in tandem with options. SARs granted in tandem with options must have an exercise price equal to the exercise price per share of the related options. The exercise of all or a portion of a SAR granted with a related option results in the forfeiture of all or a corresponding portion of the related option, and vice versa.

        No Discounted Stock Options.    The 2010 ICP prohibits the grant of a stock option with an exercise price less than the fair market value of our stock on the date of grant.

        No Repricing.    The 2010 ICP prohibits the cancellation of any outstanding stock option for the purpose of reissuing the option to the Participant at a lower exercise price or any reduction in the option price of an outstanding option without stockholder approval.

        Transferability of Options.    The 2010 ICP does not permit the transfer of stock options under the 2010 ICP.

Restricted Stock and Restricted Stock Units

        Restricted stock consists of shares which are transferred or sold by Headwaters to a Participant, but which may be subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted stock units are the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee which include substantial risk of forfeiture and restrictions on their sale or other transfer by the Participant. The Compensation Committee determines the eligible Participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with Headwaters and its subsidiaries or affiliates, the passage of time or other restrictions or conditions. Generally, the restricted stock and restricted stock units that are currently outstanding vest over three years after the date of grant.

Performance Based Awards

        Performance Stock.    A Participant who is granted performance stock has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Compensation Committee. The award of performance stock to a Participant will not create any rights in such Participant as a stockholder of Headwaters until the issuance of Common Stock with respect to an award.

        Performance Units.    A Participant who is granted performance units has the right to receive a payment in cash upon the attainment of performance goals specified by the Compensation Committee. The Compensation Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a performance unit award.

        Qualified Performance Based Awards.    Section 162(m) of the Code generally places a $1,000,000 annual limit on a company's tax deduction for compensation paid to a covered employee. A covered employee is an employee who is, on the last day of the company's taxable year in which the deduction would otherwise be claimed, the company's chief executive officer or one of the three highest paid officers for that taxable year (other than the chief executive officer or the chief financial officer) named in its Summary Compensation Table. This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that stockholders approve the material terms of the performance-based compensation. The 2010 ICP incorporates the requirements for the performance-based compensation exception applicable to options and SARs, so that all such awards are intended to qualify for the exception. In addition, our Compensation Committee may grant other awards designed to qualify for this exception. These awards are referred to as qualified performance-based awards.

        These qualified performance-based awards must be made subject to the achievement of objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price (and changes in the price) of Headwaters Common Stock; return on net assets, equity or stockholders' equity; market share; or total return to stockholders.

        The Committee shall have the discretion to adjust performance criteria to include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company's quarterly and annual earnings releases. In all other respects, the performance criteria to be applied under the 2010 ICP shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. Any performance criteria may be used to measure the performance of Headwaters as a whole or any business unit of Headwaters and may be measured relative to a peer group or index. The Compensation Committee may impose other conditions, such as continued employment, for qualified performance-based awards to be earned, vested or payable. The Compensation Committee also has the authority to reduce but not increase the payouts on performance based awards or limit (but not waive) the actual performance-based vesting of such awards in its sole discretion.

Other Awards

        Stock Awards.    The Compensation Committee may award shares of Common Stock to Participants without payment therefore, as additional compensation for service to Headwaters or a subsidiary. Stock awards may be subject to other terms and conditions, which may vary from time to time and among Participants, as the Compensation Committee determines to be appropriate.

        Cash Awards.    In addition to the various types of equity-based awards described above, the 2010 ICP permits our Compensation Committee to grant cash awards, subject to such terms and conditions, if any, as it determines, such as requiring continued employment or continued service or performance conditions.

General Plan Provisions

        Adjustment Provisions.    If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares available for awards, the maximum number of shares which may be subject to an award or all awards in any calendar year and the number of shares subject to outstanding awards, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Compensation Committee in its discretion. In the event of any merger, consolidation, or reorganization of Headwaters with or into another corporation which results in Headwaters' outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, the Company has authority to substitute, as determined in the discretion of the Compensation Committee, for each share of Common Stock subject to an Award, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of Headwaters are entitled pursuant to the transaction. Alternatively, the Company may provide for the assumption of outstanding awards by the acquiring or surviving corporation, the termination of outstanding awards that are not exercised before the closing, the cancellation of outstanding awards in exchange for a payment of their intrinsic value in cash or cash equivalents, or some combination of these alternatives.

        Substitution and Assumption of Awards.    Without affecting the number of shares reserved or available under the 2010 ICP, either the Board or the Compensation Committee may authorize the issuance of Awards in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Headwaters or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

        Share Counting Rules.    If an award granted under the 2010 ICP expires or is terminated, surrendered or canceled without having been fully exercised, or is forfeited or settled without the issuance of all of the shares subject thereto, the forfeited or unissued shares covered by such awards will again be available for use under the 2010 ICP. Shares subject to an award may not again be made available for issuance under 2010 ICP if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares delivered to or withheld by Headwaters to pay the exercise price of an option, (iii) shares delivered to or withheld by Headwaters to satisfy tax withholding obligations in connection with an award, or (iv) shares repurchased on the open market by Headwaters with the proceeds of an award. Restricted Stock, Restricted Stock Units, Performance Shares, and other full value awards will reduce the authorized 2010 ICP shares by 1.5 shares for each share subject to an award.

        Change of Control.    The 2010 ICP provides that in the event of a Change in Control then, except as otherwise provided in an award agreement under the 2010 ICP:

  •
  The Compensation Committee, in its sole discretion, may (but shall not be required to) make all outstanding Stock Options and SARs fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units terminated, all performance goals deemed achieved at target levels and all other terms and conditions met, and deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units.

  •
  The Compensation Committee shall in its sole discretion determine the status of achievement of a particular target goal under the 2010 ICP and shall specify an adjusted basic award based upon its determination of achievement of the performance goals under the Awards as of the Change in Control (Change in Control Award). A Change in Control Award shall be modified as follows and shall be paid 30 days after the consummation of the Change in Control. In the event of a Change in Control, all cash awards shall be paid on a pro-rated basis (as determined by the Committee) based on the portion of the Performance Goals achieved under the cash Awards as of the date of the Change in Control, subject to the discretion of the Committee to reduce the awards. Any deferred award payments outstanding upon a Change in Control shall be paid 30 days after the Change in Control, subject to compliance with Section 409A of the Code.

For purposes of the 2010 ICP, a Change in Control is defined as:

  •
  The acquisition by any person of beneficial ownership of 50% or more of either the outstanding shares of Common Stock or combined voting power of Headwaters, provided that a change of control shall not be deemed to have occurred as a result of any acquisition from Headwaters, any acquisition by Headwaters, a subsidiary or a Company-sponsored or maintained employee benefit plan;

  •
  The consummation by Headwaters of a merger, consolidation or any other corporate reorganization if persons who were not stockholders of Headwaters immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

  •
  The sale, transfer, or other disposition of all or substantially all of Headwaters' assets.

        Amendment and Termination of the 2010 ICP.    Each of the Compensation Committee and the Board of Directors has the right and power to amend the 2010 ICP, provided, however, that the Compensation Committee and the Board of Directors may not amend the 2010 ICP in a manner that would impair or adversely affect the rights of the holder of an award without the holder's consent. No amendment of the 2010 ICP shall be made without stockholder approval to the extent stockholder approval is expressly required under applicable rules and regulations of the SEC, the applicable rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange, and the rules and regulations of the Internal Revenue Service for plans intended to qualify for the performance-based exemption under Section 162(m) of the Code.

Summary of Certain Federal Income Tax Information

        The following is only a brief summary of the effect of federal income taxation on the recipient of an award and Headwaters under the 2010 ICP. This summary is not exhaustive and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a recipient of an award may reside.

        Incentive Stock Options.    If an option granted under the 2010 ICP is an ISO, the grantee will recognize no income upon grant of the ISO and will incur no tax liability upon exercise unless the grantee is subject to the alternative minimum tax. Headwaters will not be permitted a deduction for federal income tax purposes due to an exercise of an ISO regardless of the applicability of the alternative minimum tax, but may be entitled to a deduction upon a disqualifying disposition of the ISO shares. Upon the sale or exchange of the shares more than two years after grant of the ISO and one year after exercise by the grantee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied (i.e., a disqualifying disposition occurs),the grantee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. Headwaters will generally be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the grantee. Any gain (or loss) recognized on a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

        Non-Statutory Stock Options.    All options that do not qualify as ISOs are taxed as non-statutory options (NSOs). A grantee will recognize no income upon grant of an NSO. However, upon the exercise of an NSO, the grantee will recognize ordinary income measured by the excess of the fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the grantee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by a grantee who is also an employee of Headwaters will be subject to tax withholding by Headwaters. Upon the sale of such shares by the grantee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Headwaters will generally be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of an NSO.

        Restricted Stock Awards.    A recipient generally does not recognize taxable income on the grant of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. Any dividends paid on the restricted stock before the vesting date are also taxable as compensation income upon receipt. However, a recipient may elect to recognize income upon the grant of restricted stock, rather than when the recipient's interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award. If the recipient makes this election, dividends paid with respect to the restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the restricted stock lapse. The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the restricted stock. If restricted stock is forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the restricted stock. Headwaters will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m).

        Restricted Stock Units.    A recipient does not recognize taxable income on the grant of restricted stock units, but does recognize ordinary income when they vest, unless settlement of the units (whether in shares and/or cash) is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares and/or cash are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of delivery plus the amount of cash paid. Any dividend equivalents paid on the restricted stock units are also taxable as compensation income upon payment. Headwaters will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock units, subject to the limitations of Section 162(m).

        Other Benefits.    In the case of an exercise of a SAR or an award of performance stock, performance units, unrestricted Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, Headwaters will generally receive a federal tax income deduction in an amount equal to the ordinary income which the Participant has recognized, subject to the limitations of Section 162(m).

        Withholding.    Headwaters shall retain the right to deduct or withhold, or require the recipient to remit to Headwaters, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the 2010 ICP.

        Change of Control and Parachute Payments.    The accelerated vesting of awards upon a change of control could result in a Participant being considered to receive "excess parachute payments" (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the Participant and the loss of a tax deduction to Headwaters.

        Section 162(m) Limitations.    Section 162(m) of the Code generally places a $1,000,000 annual limit on a company's tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. The 2010 ICP is designed so that options and SARs may qualify for this exemption, and it permits the Compensation Committee also to grant other awards designed to qualify for this exception. However, the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and in some cases, including a Change of Control, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to Headwaters.

        Further Information Regarding the 2010 ICP.    The foregoing is only a summary of the 2010 ICP and is qualified in its entirety by reference to its full text, a copy of which can be obtained as explained previously. Stockholders are urged to read the 2010 ICP in its entirety before casting their votes.

2010 ICP Benefits for Executive Officers and Others

        Because future awards and payments under the 2010 ICP will be subject to the Compensation Committee's discretion as well as individual, divisional and Company performance in the future, it is not possible to determine the future payments that will be received under the 2010 ICP by executive officers and other employees selected to participate. For illustrative purposes, the following table shows the grants that were awarded in fiscal 2014 under the 2010 ICP.

 2010 ICP AWARDS—FISCAL 2014

Name and Position	Potential Target Cash Awards ($)(1)	SAR Grants (shares)	Restricted Stock Grants (shares)
Kirk A. Benson, Chief Executive Officer	566,099	150,034	71,866
Donald P. Newman, Chief Financial Officer	163,602	27,874	13,351
Harlan M. Hatfield, Vice President, General Counsel and Secretary	123,202	20,990	10,054
Murphy K. Lents, President, Headwaters Siding and Roofing Group	60,399	10,291	4,929
William H. Gehrmann, III, President, Heavy Construction Materials	60,399	10,291	4,929
All executive officers as a group (5 persons)	973,701	219,480	105,129
All non-executive directors as a group (6 persons)	0	0	0
All employees, including all current officers who are not executive officers	1,820,456	94,639	45,333

(1)
Represents target cash payout if all individual, divisional and Company performance goals are achieved.

Stockholder Approval

        The affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the annual meeting and entitled to vote is required to reapprove the 2010 ICP.

        Your Board of Directors unanimously recommends a vote FOR reapproval of the 2010 Incentive Compensation Plan.

 PROPOSAL NO. 4—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. The current frequency of the advisory vote is on an annual basis.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. We believe we have established a strong link between executive pay and Company performance and that our compensation programs emphasize the creation of stockholder value.

        Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal 2014 compensation of our named executive officers.

        The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

*          *          *          *           *

        Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Headwaters Incorporated
By Order of the Board of Directors,
/s/ HARLAN M. HATFIELD Harlan M. Hatfield Secretary

Annex A

Non-GAAP Financial Measure

        In the accompanying proxy statement Headwaters refers to Adjusted EBITDA, which is deemed to be a non-GAAP financial measure. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows.

        Adjusted EBITDA is used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company's ability to service its debt and meet its other cash needs. Our presentation of Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of Adjusted EBITDA varies among companies and industries, our definition of this non-GAAP financial measure may not be comparable to similarly-titled measures used by other companies.

        Headwaters' calculations of Adjusted EBITDA are reflected in the following table. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA does not include results for Blue Flint for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

(in millions)	Year Ended

	9/30/2012	9/30/2013	9/30/2014
Income (loss) from continuing operations (GAAP)	$(26.5)	$8.3	$16.5
Blue Flint	6.3	0.0	0.0
Non-controlling interest of subsidiary	0.0	0.0	(0.8)
Net interest expense	52.7	42.5	46.3
Income taxes	0.7	4.0	3.6
Depreciation, amortization, and equity-based compensation	53.2	54.0	56.9
Restructuring costs	2.2	0.0	0.0
Thames bankruptcy	1.0	0.0	0.0
Gain on early debt repayments	(2.4)	0.0	0.0
Non-routine customer and business acquisition-related costs and adjustments	0.0	1.8	6.1
Asset impairments and write-offs	3.2	0.0	3.1
Cash-based compensation tied to stock price	12.3	5.6	6.1

Adjusted EBITDA	$102.7	$116.2	$137.8

Adjusted EBITDA margin (Adjusted EBITDA divided by Revenue)	16.2%	16.5%	17.4%

A-1

Annex B

HEADWATERS INCORPORATED

2010 INCENTIVE COMPENSATION PLAN, AS AMENDED

Effective 23 February 2012

1.             PURPOSES

The purposes of this 2010 Incentive Compensation Plan are to promote the long-term success of Headwaters Incorporated and its Subsidiaries and Affiliates and to provide financial incentives to members of the Board, and to officers, Employees and Consultants of Headwaters Incorporated and its Subsidiaries and Affiliates to strive for long-term creation of stockholder value.  The Plan provides long-term incentives to members of the Board, and to officers, Employees and Consultants of the Company and its Subsidiaries and Affiliates who are able to contribute towards the creation of or have created stockholder value by providing them stock-based and cash incentives.

2.             DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)           “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own no less than 50% of such entity.

(b)           “Award” means an incentive award as described in Section 5(a).

(c)           “Board” means the Board of Directors of the Company.

(d)           “Change in Control” means:

(i)            The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)           The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)          Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of this Paragraph (iii), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the

Company in substantially the same proportions as their ownership of the Common Stock.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)           “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(f)            “Chief Financial Officer” or “CFO” means the Chief Financial Officer of the Company.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Consultant” means a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.  Service as a Consultant shall be considered Service for all purposes of the Plan.

(i)            “Committee” means the Compensation Committee of the Board unless another committee comprised of members of the Board is designated by the Board to oversee and administer the Plan, provided, that the Committee shall consist of two or more members of the Board as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(i)            the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(ii)           the rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange; and

(iii)          the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.

(j)            “Common Stock” means Common Stock.

(k)           “Company” means Headwaters Incorporated, a Delaware corporation.

(l)            “Covered Employee” shall have the meaning given that term by Section 162(m) of the Code and income tax regulations promulgated thereunder.

(m)          “Disability” means a physical or mental medical condition that prevents the Participant from performing the duties of his or her position with the Company, Subsidiary or Affiliate and is likely to last at least twelve months or result in death, as determined by the Committee in its sole discretion.

(n)           “Employee” means any individual who is a common-law employee of the Company, a Parent, Subsidiary, or an Affiliate.

(o)           “Exchange Act” means the federal Securities Exchange Act of 1934, as amended.

(p)           “Fair Market Value” means, with respect to the Common Stock, the closing sale price of such Common Stock at four o’clock p.m. (Eastern Time), on the principal United States national stock exchange on which the Common Stock is traded, as determined by the Committee, or, if the Common Stock  shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the Common Stock was so traded, or, if the Common Stock is not traded on a United States national stock exchange, such other amount as may be determined by the Committee by any fair and reasonable means.  Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

(q)           “Incentive Stock Option” means an option to purchase the stock of the Company as described in Section 422 of the Code.

(r)            “LTIPA” means an agreement establishing the terms and conditions for an Award granted under the Plan, including any applicable performance goals.

(s)            “Nonstatutory Stock Option” means an option to purchase the stock of the Company which is designated not to be an Incentive Stock Option.

(t)            “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date that after the adoption of the Plan shall be a Parent commencing as of such date.

(u)           “Participant” means an Employee, Consultant or member of the Board who is eligible to participate in the Plan pursuant to Section 4(b) and receives an Award under the Plan.

(v)           “Performance Period” means a fiscal year of the Company or other period with respect to which an Award may be earned based upon Service and/or performance.

(w)          “Performance Stock” means the Award described in Section 9.

(x)           “Performance Unit” means the Award described in Section 10.

(y)           “Plan” means this Headwaters Incorporated 2010 Incentive Compensation Plan.

(z)           “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain in Service for a specified period of time or that specified performance goals be achieved), granted under Section 8.

(aa)         “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain in Service for a specified period of time or that specified performance goals be achieved), granted under Section 8.

(bb)         “Service” means service as an Employee, Consultant or member of the Board of Directors of the Company.    The Participant’s Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary or Affiliate as an Employee, Consultant or member of the Board or a change in the entity for which the Participant renders such service, provided, that there otherwise is no interruption or termination of the Participant’s Service.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a member of the Board will not constitute an interruption of Service.  The Committee, in its sole discretion, may determine whether Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

(cc)         “Subsidiary” means any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(dd)         “Stock Appreciation Right” or “SAR” means the Award described in Section 7.

(ee)         “Stock Option” means the Award described in Section 6, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, as determined by the Committee.

(ff)          “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiary.

3.             POWERS AND ADMINISTRATION

The Plan shall be administered by the Committee.  The Committee shall have the authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other Awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. The Committee may take action by a meeting in which a quorum of the Committee is present.  The meeting may be in person, by telephone or in such other manner in which the members of the Committee participating in the meeting may communicate directly with each other.  A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in a writing signed by all the Committee members.

The Committee may prescribe rules and procedures for the administration of the Plan and shall have the authority to delegate ministerial duties to agents for the Committee (and allocate responsibilities among the agents appointed by the Committee for the performance of the ministerial duties) in the administration of the Plan.

4.             ELIGIBILITY AND PARTICIPATION

(a)           Eligibility.  Only Employees, Consultants and members of the Board designated by this Plan or selected by the Committee to participate in the Plan shall be eligible to participate in the Plan.

(b)           Participation.   The members of the Board and CEO shall participate in the Plan and their Awards and rights under the Plan shall be determined by the Committee.  In addition, each year the CEO shall present to the Committee a list of Employees that the CEO recommends be designated as Participants for an upcoming

Performance Period (or a current Performance Period with respect to a newly hired Employee), proposed Awards to such Employees, and proposed terms for the LTIPAs for the proposed Awards to such Employees.  In addition, the CEO may present recommended amendments to any existing LTIPAs.  The Committee shall consider the CEO’s recommendations and shall determine the Awards, if any, to be granted and the terms of the LTIPAs for such Awards, and any amendments to existing LTIPAs (subject to the restrictions on the authority granted to the Committee in Section 3).  The Committee may also grant Awards to Consultants in its discretion.

Designation of an Employee or Consultant as a Participant for any Performance Period shall not require the Committee to designate that person to be a Participant or to receive an Award in any Performance Period or to receive the same type or amount of Award as granted to the Participant in such year.  Grants of Awards to Participants need not be of the same type or amount and may have different terms.  Service with the Company or its Subsidiary or Affiliate prior to completion of or during a Performance Period does not entitle the Employee or Consultant to participate in the Plan or vest in any interest in any Award under the Plan.  The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.             AWARDS AVAILABLE

(a)           Types of Awards.  The Awards available under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and other stock or cash Awards, as described below.

(b)           Shares Available under the Plan.    All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company.  The total number of shares of Common Stock that may be issued under the Plan for Awards other than cash Awards shall not exceed a total of 5,200,000 shares, plus any shares of Common Stock subject to outstanding awards under the Company’s Amended and Restated Long Term Incentive Compensation Plan, 2003 Stock Incentive Plan and 2002 Stock Incentive Plan on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised (subject to adjustment in accordance with Sections 15 and 16).

(c)           Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock.   Notwithstanding any else in this Section 5, the Restricted Stock, Restricted Stock Units and Performance Shares granted under the Plan in any one calendar year shall not relate to more than 300,000 shares of Common Stock in the aggregate, provided, that any portion of such 300,000 share limit not reserved for grants of Restricted Stock, Restricted Stock Units or

Performance Shares made in any calendar year beginning in 2010, shall be added to the 300,000 share limit for subsequent calendar years.

(d)           Reversion of Shares.  If any Award expires, is terminated, surrendered, or forfeited, expires unexercised, is settled in cash in lieu of Common Stock or, subject to the terms of this Plan, is exchanged for other Awards, in whole or in part, the unissued or forfeited Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.  Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares delivered to or withheld by the Company to pay the exercise price of an option, (iii) shares delivered to or withheld by the Company to satisfy tax withholding obligations in connection with an Award, or (iv) shares repurchased on the open market by the Company with the proceeds of an Award.

(e)           Limits on Individual Grants.  Under the Plan, no Participant may receive in any calendar year (i) Stock Options relating to more than 500,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Criteria below relating to more than 500,000 shares, (iii) Stock Appreciation Rights relating to more than 500,000 shares, or (iv) Performance Stock relating to more than 500,000 shares.  Under the Plan, the maximum cash payment that may be made to a single Participant in any calendar year under a Performance Unit Award or other cash Award shall not exceed $20,000,000.

(f)            Adjustments.  The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Sections 15 and 16 hereof.

(g)           Share Usage Ratio for Full Value Awards.  Subject to Section 5(d) above, the shares available for issuance under the Plan shall be reduced by 1.5 shares for each share represented by Restricted Stock, Restricted Stock Units, Performance Stock or other full value Awards. When a Stock Appreciation Right is settled for shares upon exercise, the number of shares subject to the Award agreement shall be counted against the number of shares available for issuance under the Plan as one (1) share for every share subject thereto, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise. All other Awards will reduce the shares available for issuance under the Plan by one (1) share for every share subject thereto.

6.             STOCK OPTIONS

(a)           Grant of Stock Options.  Stock Options may be granted to Participants by the Committee, at any time as determined by the Committee.

(b)           Terms of Stock Options.  The Committee shall determine the terms and conditions of each Stock Option, the number of shares subject to the Stock Option, and whether the Stock Option is an Incentive Stock Option or a Nonstatutory Stock Option. The option price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Stock Option is granted.  Notwithstanding the foregoing, a Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)           Term of Stock Options. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant.

(d)           Exercisability of Stock Options.  Each Stock Option shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant.  The option price, upon exercise of any Stock Option, shall be payable to the Company in full by (i) cash payment or its equivalent, (ii) tendering previously acquired shares (held for at least six months to the extent necessary to avoid any variable accounting on such option) or purchased on the open market and having a Fair Market Value at the time of exercise equal to the option price, or certification of ownership of such previously-acquired shares, (iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, and (iv) such other methods of payment as the Committee, at its discretion, deems appropriate.

Except as otherwise provided in a LTIPA, in the event the Service of a Participant holding a Stock Option terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Stock Option (to the extent that the Participant was entitled to exercise such Stock Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Service (or such longer or shorter period specified in the LTIPA for such Stock Option), or (ii) the expiration of the term of the Stock Option as set forth in the LTIPA.  If, after termination, the Participant does not exercise his or her Option within the time specified in the LTIPA, the Stock Option shall thereafter terminate.

(e)           Vesting.   Subject to the provisions of Sections 5(f), 15 and 23, the total number of shares of Common Stock subject to a Stock Option shall be subject to the following vesting provisions of this Subsection 6(e):

(i)            The total number of shares of Common Stock subject to a Stock Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.

(ii)           The Stock Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate.

(iii)          The vesting provisions of individual Stock Options may vary.

(iv)          The provisions of this Subsection 6(e) are subject to any Stock Option provisions governing the minimum number of shares of Common Stock as to which a Stock Option may be exercised.

(f)            Incentive Stock Option Requirements.  Stock Options granted under the Plan as Incentive Stock Options shall have such terms as required by Sections 422 of the Code for an Incentive Stock Option, including, but not limited to, the following terms in this Section 6(f).

(i)            Incentive stock options shall be granted only to Employees.

(ii)           The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Stock Option on the date the Option is granted or one hundred ten percent (110%) in the case of a grant of an Incentive Stock Option to a Ten Percent Shareholder.  Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(iii)          The maximum term of an Incentive Stock Option shall be ten years from the date of grant provided that the maximum term of an Incentive Stock Option granted to a Ten Percent Shareholder shall be five years from the date of grant of the Incentive Stock Option.

(iv)          To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Parent or Subsidiaries) exceeds one hundred thousand dollars ($100,000), the Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(v)           The maximum number of shares which may be issuable pursuant to the exercise of Incentive Stock Options shall not exceed 2,500,000.

(e)           No Repricings Permitted.  In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the Stock Option to the Participant at a lower exercise price or reduce the option price of an outstanding Stock Option without stockholder approval.

7.             STOCK APPRECIATION RIGHTS

(a)           Stock Appreciation Rights may be granted to Participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options, at any time when the Company is subject to fair value accounting.

(b)           The grant price of a tandem or substitute SAR shall be equal to the option price of the related Stock Option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of the Company’s Common Stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines to apply to the SAR; provided, however, that the term of the SAR shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces.

(c)           Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Common Stock, at the discretion of the Committee, except in the case of a substitute SAR which may be made only in Common Stock.

8.             RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any or both of the following:

(a)           a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

(b)           a requirement that the holder forfeit (or in the case of Restricted Stock sold to the Participant resell to the Company at cost) such shares in the event of termination of Service during the period of restriction.

The holder of a Restricted Stock Unit shall have no rights as a stockholder with respect to shares of Common Stock subject to the Award unless and until shares of Common Stock are issued in settlement of the Award.  However, the Committee in its discretion may provide for the payment of dividend equivalents in the form of cash or Common Stock, or both, which may be subject to the same conditions and restrictions (including without imitation any forfeiture conditions) as the Restricted Stock Units to which they relate.

All restrictions shall expire at such times as the Committee shall specify.

9.             PERFORMANCE STOCK

The Committee shall designate the Participants to whom long-term performance stock “Performance Stock”) is to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award; provided the stated Performance Period will not be less than 12 months. Each Award of Performance Stock shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares of Common Stock issued under a Performance Stock Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares of Common Stock earned upon satisfaction of any performance goal by any Participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued to a Participant pursuant to a Performance Stock Award.

10.          PERFORMANCE UNITS

The Committee shall designate the Participants to whom long-term performance units (“Performance Units”) are to be awarded and determine the number of units and the terms and conditions of each such Award; provided the stated performance period will not be less than 12 months. Each Performance Unit Award shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit Awards upon satisfaction of any performance goal by any Participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $20,000,000.  The Committee may, in its discretion, substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit Award.

11.          CASH BONUS AWARDS

The Committee may designate Employees who are eligible to receive a cash bonus payment based on an incentive pool to be determined by the Committee. The Committee shall allocate an incentive pool percentage to each designated Participant. In no event may the incentive pool percentage for any one Participant exceed fifty (50%) of the total pool.

As soon as possible after the determination of the incentive pool, the Committee shall calculate the Participant’s allocated portion of the incentive pool based upon the established percentage. The Participant’s incentive Award then shall be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee.  In no event may the portion of the incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

12.          OTHER STOCK OR CASH AWARDS

In addition to the incentives described in Sections 6 through 11 above, the Committee may grant other incentives payable in cash or in Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided, an outright grant of Common Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient or is otherwise offered in consideration for services rendered.

13.          PERFORMANCE GOALS

The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals; provided, however, that where any Award is intended to qualify for exemption from the deduction limitation of Section 162(m) of the Code as “qualified performance-based compensation,” the following conditions shall apply:

(a)           The amount potentially available under an Award shall be subject to the attainment of pre-established, objective performance goals related to a specified period of service based on one or more of the following performance criteria: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company Common Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any one or more Performance Criteria may be measured either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award;

(b)           Any Performance Criteria may include or exclude Special Items. Special Items shall include (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report, in each case within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code;

(c)           The Committee shall establish the applicable performance goals and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain and not later than the 90th day of the Performance Period (but in no event after 25% of the period of service with respect to which the performance goals relate has elapsed), and shall determine and certify, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award; and

(d)           The Committee shall have the authority to reduce (but not increase) the payouts on such Awards and shall have the authority to limit (but not waive) the actual performance-based vesting of such Awards in its sole discretion.

14.          DEFERRAL OF PAYMENT ON AWARDS

Subject to the provisions of Section 409A of the Code and any regulatory guidance promulgated thereunder, a Participant and the Company may enter into an agreement under which the payment of amounts payable under a vested Award shall be deferred on terms and conditions to be established by the Participant and the Company.

15.          ADJUSTMENT PROVISIONS

(a)   If the Company shall at any time change the number of issued shares of Common Stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an Award or all Awards in any calendar year, and the number of shares covered by each outstanding Award and the price therefor, if any, shall be equitably adjusted by the Committee.

(b)   In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Company shall have the authority to provide in the controlling agreement for such transaction (i) that there shall be substituted, as determined by the Committee in its discretion, for each share of Common Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock will be entitled pursuant to the transaction, (ii) that the acquiring or surviving corporation in the transaction shall assume the outstanding Awards under the Plan (which may be exercisable into the securities of the acquiring or surviving corporation), (iii) that all unexercised Awards shall terminate immediately prior to such transaction unless exercised prior to the closing of the transaction, (iv) that outstanding Awards shall be settled in exchange for a payment equal to the intrinsic value of the Award in cash or cash equivalents, followed by cancellation of such Awards, or (v) a combination of the foregoing, with no obligation to treat all outstanding Awards the same, and in each case without the consent of the Participant.

16.          SUBSTITUTION AND ASSUMPTION OF AWARDS

Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become Employees or Consultants as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

17.          TRANSFERABILITY

Each Award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of Disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

18.          TAXES

The Company and its Subsidiary or Affiliate shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and the Company may defer making payment or delivery as to any Award, if any such tax is payable until indemnified to its satisfaction.  The Company in its discretion may permit a Participant to pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the minimum legally required tax withholding.

19.          OTHER PROVISIONS

(a)           The grant of any Award under the Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Common Stock after exercise or vesting of Awards, forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of non-solicitation, non-disparagement, non-competition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a Award for such period and upon such terms as the Committee shall determine.

(b)           In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(c)           Subject to compliance with Section 409A of the Code, the Committee, in its sole discretion, may permit or require a Participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account (“Deferred Award”).

(d)           As a condition for the receipt of stock Awards under the Plan, a Participant shall agree to be bound by the policies of the Company pertaining to the securities of the Company including but not limited to the insider trading restrictions of the Company.

20.          NO RESERVE OR TRUST

Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

21.          NO RIGHT TO ASSIGN

No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

22.          NO EMPLOYMENT RIGHTS CONFERRED

Nothing contained in the Plan or any Award shall confer upon any person any right with respect to continuation of Service with the Company or any Subsidiary or Affiliate in any capacity or interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate a person’s Service at any time or guarantee any right of participation in any other benefit or compensation plan of the Company or any Subsidiary or Affiliate.

23.          SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives.  If a Change of Control occurs, then this Plan shall immediately terminate.

Except as otherwise provided in an LTIPA, upon a Change in Control of the Company, the Committee, in its sole discretion, may (but shall not be required to) make all outstanding Stock Options and SARs fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units terminated, all performance goals deemed achieved at target levels and all other terms and conditions met, and deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units, subject to compliance with Section 409A of the Code.

The Committee shall in its sole discretion determine the status of achievement of a particular Target Goal and shall specify an Adjusted Basic Award based upon its determination of achievement of the performance goals under the Awards as of the Change in Control (“Change in Control Award”).  A Change in Control Award shall be modified as outlined below and shall be paid 30 days after the consummation of the Change in Control, and any Deferred Award payments outstanding upon a Change in Control shall be paid 30 days after the Change in Control, in each case subject to Section 409A of the Code.

In the event of a Change in Control, all cash Awards shall be paid on a pro-rated basis (as determined by the Committee) based on the portion of the Performance Goals achieved under the cash Awards as of the date of the Change in Control, subject to the discretion of the Committee to reduce the cash Awards, subject to compliance with Section 409A of the Code.

24.          GOVERNING STATE LAW AND COMPLIANCE WITH SECURITIES LAWS

(a)           The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(b)           The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant stock Awards and to issue and sell shares of Common Stock upon exercise of the stock

Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any stock Award or any Common Stock issued or issuable pursuant to any such stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such stock Awards unless and until such authority is obtained.

25.          DURATION, AMENDMENT AND TERMINATION

The Board or the Committee may amend, suspend, terminate or reinstate the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing Award (subject to the reservation of the authority of the Committee to reduce payments on Awards) or change the terms and conditions thereof without the Participant’s consent.  No amendment of the Plan shall be made without stockholder approval to the extent stockholder approval is expressly required under applicable rules and regulations of the Securities and Exchange Commission, the applicable rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange, and the rules and regulations of the Internal Revenue Service for plans intended to qualify for the performance-based exemption under Section 162(m) of the Code.

Neither the Board nor the Committee may cancel an Award once the Award has been granted by the Committee, including any Deferred Awards.  Each year on the anniversary of the LTIPAs, the CEO shall present to the Committee any recommendations for changes in the Plan or in the LTIPAs previously approved by the Committee (subject to the restrictions on the grant of authority to the Committee in Section 3).

26.          EFFECTIVE DATE AND TERM OF THE PLAN

The Plan was adopted by the Board of Directors on December 30, 2010, to be effective February 25, 2010, subject to stockholder approval.  The Plan shall continue for a term of ten years from the date of its adoption.  The Plan and any Awards granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 26, 2015

The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the Company), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Donald P. Newman, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Thursday, February 26, 2015, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and any and all adjournments or postponements thereof.  Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please sign and date below)

1.	ELECTION OF DIRECTORS:	Please mark your vote as this ☒

	Thomas N. Chieffe	FOR ☐	AGAINST ☐	ABSTAIN ☐
(If elected, Mr. Chieffe’s term would expire in 2017)

	Blake O. Fisher, Jr.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(If elected, Mr. Fisher’s term would expire in 2018)

	James A. Herickhoff	FOR ☐	AGAINST ☐	ABSTAIN ☐
(If elected, Mr. Herickhoff’s term would expire in 2018)

2.	RATIFY THE SELECTION BY THE BOARD OF BDO USA, LLP AS INDEPENDENT AUDITORS OF HEADWATERS FOR FISCAL 2015	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	REAPPROVE THE HEADWATERS 2010 INCENTIVE COMPENSATION PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR items 1, 2, 3 and 4. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

Name(s) of Stockholder(s)	Date

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.